Exhibit 10.30

Credit and Security Agreement
(Ex-Im Subfacility)

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Credit and Security Agreement

(Ex-Im Subfacility)

This Credit and Security Agreement (Ex-Im Subfacility) (the “Agreement”) is dated February 9,2009, and is entered into between Capstone Turbine Corporation, a Delaware corporation (“Company”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company has asked Wells Fargo to provide it with a $7,000,000 revolving line of credit (the “Line of Credit”) for working capital purposes, with such Line of Credit constituting a subfacility within the Domestic Facility Agreement (defined below). Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1.                                      AMOUNT AND TERMS OF THE LINE OF CREDIT

1.1                               Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)                                 Line of Credit and Limitations on Borrowing. Wells Fargo shall make Advances to Company under the Line of Credit that do not exceed in the aggregate the lesser of (i) $7,000,000 (the “Maximum Line Amount”), and (ii) the Borrowing Base limitations described in Section 1.2. Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow. Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default. The Line of Credit provided for in this Agreement is subject to the limitations set forth in the Domestic Facility Agreement and is deemed to be a subfacility within the “Line of Credit” provided for in the Domestic Facility Agreement as set forth therein.

(b)                                Maturity and Termination Dates. Company may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) February 9, 2012 (the “Maturity Date”), (ii) the date Company terminates the Line of Credit, (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default, or (iv) the date the Domestic Facility Agreement is terminated (the earliest of such dates, the “Termination Date”)

(c)                                 Use of Line of Credit Proceeds. Company shall use the proceeds of each Advance to provide working capital to fulfill written export orders or contracts from customers outside the United States to purchase goods or services from Company.

(d)                                Revolving Notes. Company’s obligation to repay Line of Credit Advances, regardless of how initiated under Section 1.3, shall be evidenced by one or more revolving promissory notes (as renewed, amended or replaced from time to time, the “Revolving Notes”).

1.2                               Borrowing Base; Mandatory Prepayment.

(a)                                  Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                   85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one percent (l%) for each percentage point by which Dilution on the date of determination is in excess of five percent (5.0%), plus

(ii)                                the lesser of (i) 50% or such lesser percentage of Eligible Inventory as Wells Fargo in its sole discretion may deem appropriate or (ii) $2,000,000, less

(iii)                             the Borrowing Base Reserve, less

(iv)                            Indebtedness that Company owes Wells Fargo that has not been advanced on the Revolving Notes (other than Indebtedness constituting “Advances” under the Domestic Facility Agreement), less

(v)                               Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(b)                                 Mandatory Prepayment; Overadvances. If unreimbursed Line of Credit Advances evidenced by the Revolving Notes exceed the lesser of the Borrowing Base, or the Maximum Line Amount at any time, then Company shall immediately prepay the Revolving Notes in an amount sufficient to eliminate the excess, unless Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3                               Procedures for Line of Credit Advances.

(a)                                  Advances to Operating Account. Advances shall be credited to Company’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in a Record Authenticated by both of them to disburse to another account.

(i)                                    Advances upon Company’s Request. Line of Credit Advances may be funded upon Company’s request. No request will be deemed received until Wells Fargo acknowledges receipt, and Company, if requested by Wells Fargo, confirms the request in an Authenticated Record. Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.

(A)                           Floating Rate Advances. If Company wants a Floating Rate Advance, it shall make the request no later than 9:00 a.m. Pasadena, California Time on the Business Day on which it wants the Floating Rate Advance to be funded, which request shall specify the principal Advance amount being requested.

(B)                             LIBOR Advances. If Company wants a LIBOR Advance, it shall make the request no later than 9:00 a.m. Pasadena, California Time three (3) Business Days prior to the Business Day on which it wants the LIBOR Advance to be funded, which request shall specify both the principal Advance amount and Interest Period being requested. No more than five (5) separate LIBOR Advance Interest Periods may be outstanding at any time under this Agreement and the Ex-Im Credit Agreement, on a combined basis. Each LIBOR Advance shall be in multiples of $500,000 and in the minimum amount of at least $500,000. LIBOR Advances are not available for Advances made through the Loan Manager Service, and shall not be available during Default Periods.

(ii)                                Advances through Loan Manager. If Wells Fargo has separately agreed that Company may use the Wells Fargo Loan Manager service (“Loan Manager”), Line of Credit Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a). If Wells Fargo terminates Company’s access to Loan Manager, Company may continue to request Line of Credit Advances as provided in Section 1.3(a)(i). Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.

(b)                                 Protective Advances; Advances to Pay Indebtedness Due. Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Company’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral or to perform any of Company’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

(c)                                  LIBOR Advances.

(i)                                    Funding Line of Credit Advances as LIBOR Advances for Fixed Interest Periods. Subject to the other terms and conditions of this Agreement, Company may request a Line of Credit Advance as a LIBOR Advance for one, three, or six month periods (each period, an “Interest Period”, as more fully defined in Exhibit A).

(ii)                                Procedure for Converting Floating Rate Advances to LIBOR Advances. Company may request that all or any part of an outstanding Floating Rate Advance be converted to a LIBOR Advance, provided that no Default Period is in effect, and that Wells Fargo receives the request no later than 9:00 a.m. Pasadena, California Time three (3) Business Days prior to the Business Day on which Company wishes the conversion to become effective. Each request shall (i) specify the principal amount of the Floating Rate Advance to be converted, (ii) the Business Day of conversion, and (iii) the Interest Period desired. The request shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each conversion to a LIBOR Advance shall be in multiples of $500,000 and in the minimum amount of at least $500,000.

(iii)                             Expiring LIBOR Advance Interest Periods. Unless Company requests a new LIBOR Advance, or prepays an outstanding LIBOR Advance at the expiration of an Interest Period, Wells Fargo shall convert each LIBOR Advance to a Floating Rate Advance on the last day of the expiring Interest Period. If no Default Period is in effect, Company may request that all or part of any expiring LIBOR Advance be renewed as a new LIBOR Advance, provided that Wells Fargo receives the request no later than 9:00 a.m. Pasadena, California Time three (3) Business Days prior to the Business Day that constitutes the first day of the new Interest Period. Each request shall specify the principal amount of the expiring LIBOR Advance to be continued and Interest Period desired, and shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each renewal of a LIBOR Advance shall be in multiples of $500,000 and in the minimum amount of at least $500,000.

(iv)                            Quotation of LIBOR Advance Interest Rates. Wells Fargo shall, with respect to any request for a new or renewal LIBOR Advance, or the conversion of a Floating Rate Advance to a LIBOR Advance, provide Company with a LIBOR quote for each Interest Period identified by Company on the Business Day on which the request was made, if the request is received by Wells Fargo no later than 9:00 a.m. Pasadena, California Time three (3) Business Days prior to the Business Day on which Company has requested that the LIBOR Advance be made effective. If Company does not immediately accept a LIBOR quote, the quoted rate shall expire and any subsequent request for a LIBOR quote shall be subject to redetermination by Wells Fargo.

(v)                               Taxes and Regulatory Costs. Company shall also pay Wells Fargo with respect to any LIBOR Advance all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that are related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that are related to LIBOR but not otherwise included in the calculation of LIBOR. In determining which of these amounts are attributable to an existing LIBOR Advance, any reasonable allocation made by Wells Fargo among its operations shall be deemed conclusive and binding.

1.4                               Collection of Accounts and Application to Revolving Notes.

(a)                                 The Collection Account. Company has granted a security interest to Wells Fargo in the Collateral, including all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Collection Account. Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection

Account by Wells Fargo for application in accordance with Section 1.4(c) or as otherwise provided in the Loan Documents or by applicable law.

(b)                                Payment of Accounts by Company’s Account Debtors. Company shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit. If Company receives a payment or the Proceeds of Collateral directly, Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)                                 Application of Payments to Revolving Notes. Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Notes on a pro rata basis on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Company by Wells Fargo, such payments shall be applied to the Revolving Notes as provided in the Master Agreement for Treasury Management Services and the relevant service description.

1.5                               Interest and Interest Related Matters.

(a)                                 Interest Rates Applicable to Line of Credit. Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Notes shall accrue interest at an annual interest rate calculated as follows:

The “Floating Rate” for Line of Credit Advances = the greater of (i) the Prime Rate plus the applicable Margin, or (ii) five percent (5.0%), plus the applicable Margin, which interest rate shall change whenever the Prime Rate changes, subject to the minimum interest rate floor;

Or

LIBOR Advance Rate pricing for one, three, or six month fixed rate Interest Periods; the “LIBOR Advance Rate” for Line of Credit Advances = LIBOR applicable to the selected Interest Period plus the applicable Margin;

Multiple Advances under the Line of Credit may simultaneously accrue interest at both the Floating Rate and at the LIBOR Advance Rate, subject to the limitations of Section 1.3(a)(i)

If Borrower’s Net Income for the most recently completed fiscal year is less than $1.00 for such year, the Margins for the immediately succeeding fiscal year shall be two and one-half percent (2.5%) per annum for Floating Rate Advances, and three and one-half percent (3.5%) per annum for LIBOR Advances. If Borrower’s Net Income for the most recently completed fiscal year equals or exceeds $1.00 for such year, the Margins for the immediately succeeding fiscal year shall be two percent (2.0%) per annum for Floating Rate Advances, and three percent (3.0%) per annum for LIBOR Advances.

Each Margin change shall become effective on the first calendar day of the month following the month of receipt by Wells Fargo of the audited annual financial statements. If Company fails to timely deliver audited annual financial statements as agreed, the Margins shall be at the highest level set forth above and Wells Fargo may notify Company that an Event of Default has occurred and impose the Default Rate.

If amended or restated financial statements would change previously calculated Margins, or if Wells Fargo determines that any financial statements have materially misstated Company’s financial condition, then Wells Fargo may, using the most accurate information available to it, recalculate the financial test or tests governing the Margins and retroactively reduce or increase the Margins from the date of receipt of such amended or restated financial statements and charge Company additional interest (such that Wells Fargo receives the interest that it should have received under this Agreement if the Company’s financial condition had been properly reported), which may be imposed on them from the beginning of the appropriate month to which the previous change has been made or to the beginning of the month in which any Event of Default has occurred, as Wells Fargo in its sole discretion deems appropriate.

(b)                                Minimum Interest Charge. [Intentionally Omitted].

(c)                                 Default Interest Rate. Commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that the Event of Default has been cured or waived (each such period a “Default Period”), or during a time period specified in Section 1.8, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Notes shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.5(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d)                                Interest Accrual on Payments Applied to Revolving Notes. Payments received by Wells Fargo shall be applied to the Revolving Notes as provided in Section 1.4(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Notes.

(e)                                Usury. No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law. Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

1.6                               Fees.

(a)                                Origination Fee. [Intentionally Omitted].

(b)                               Unused Line Fee. [Intentionally Omitted].

(c)                                Facility Fees. On each anniversary date of this Agreement of this Agreement, Company shall pay Wells Fargo a facility fee equal to 1.5% of the Maximum Line Amount, which fee when paid shall be deemed fully earned and non-refundable as of each such anniversary date under all circumstances.

(d)                                Collateral Exam Fees. Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $125.00 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.

(e)                                 Collateral Monitoring Fees. Company shall pay Wells Fargo a fee rates established from time to time by Wells Fargo as its Collateral monitoring fees (which fees include an initial fee of $2,000 and monthly fees which are currently $600 per month), due and payable monthly in advance on the first day of the month and on the Termination Date.

(f)                                    Line of Credit Termination and/or Reduction Fees. [Intentionally Omitted].

(g)                                Overadvance Fees. Company shall pay a $500 Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence; provided that Wells Fargo’s acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default. Company shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.

(h)                                Treasury Management Fees. Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(i)                                    Other Fees and Charges. Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo’s sole discretion following oral notice to Company on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company’s request for an Advance following such notice shall constitute Company’s agreement to pay such fees and charges.

(j)                                    LIBOR Advance Breakage Fees. Company may prepay any LIBOR Advance at any time in any amount, whether voluntarily or by acceleration; provided, however,

that if the LIBOR Advance is prepaid, Company shall pay Wells Fargo upon demand a LIBOR Advance breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i)                                   Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii)                                Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii)                             If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Company acknowledges that prepayment of the Revolving Notes may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. Company agrees to pay the above-described LIBOR Advance breakage fee and agrees that this amount represents a reasonable estimate of the LIBOR Advance breakage costs, expenses and/or liabilities of Wells Fargo.

1.7                               Interest Accrual; Principal and Interest Payments; Computation.

(a)                                 Interest Payments and Interest Accrual. Accrued and unpaid interest under the Revolving Notes on Floating Rate Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.4(c). Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date. Interest accruing on any LIBOR Advance shall be due and payable on the last day of the applicable Interest Period and on the Termination Date; provided, however, for Interest Periods in excess of one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.

(b)                               Payment of Revolving Notes Principal. The principal amount of the Revolving Notes shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)                                 Payments Due on Non-Business Days. If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)                                Computation of Interest and Fees. Interest accruing on the unpaid principal amount of the Revolving Notes and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)                                 Liability Records. Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate. Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company. Upon Wells Fargo’s request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding. Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

(f)                                   Pro Rata Application. All payments or other sums received by Wells Fargo and applied to the Revolving Notes shall be applied on a pro rata basis.

1.8                               Termination, Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a)                                 Termination or Reduction by Company after Advance Notice. Company may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least sixty (60) days prior to the proposed Termination Date, (ii) pays Wells Fargo the termination or reduction fee set forth in Section 1.6(f), and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount. Any reduction in the Maximum Line Amount shall be in multiples of $500,000, with a minimum reduction of at least $500,000.

(b)                                Termination or Reduction by Company without Advance Notice. If Company fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.8(a), Company may nevertheless terminate the Line of Credit or reduce the Maximum Line Amount and pay the Indebtedness in full or down to the reduced Maximum Line Amount if it pays additional interest for each day that the notice was short of the required sixty (60) days notice, which interest shall be in an amount that is equal to the interest calculated at the Default Rate based on the Borrower’s average borrowings under the Line of Credit for the two months prior to the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention to terminate or reduce the Line of Credit.

(c)                                 Non-Renewal by Company; Notice. If Company does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company shall deliver an Authenticated Record to Wells Fargo at least sixty (60) days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. If Company fails to deliver to Wells Fargo such timely notice, then the Revolving Note shall accrue interest at the Default Rate commencing on the sixtieth (60th) day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention not to renew.

1.9                               Facility Subject to Ex-Im Bank Rules.  Company acknowledges that Wells Fargo is willing to make the Ex-Im Subfacility available to Company because the Ex-Im Bank is willing to guaranty payment of a significant portion of the Indebtedness pursuant to the Master

Guarantee Agreement (as defined in the Borrower Agreement). Accordingly, in the event of any inconsistency between this Agreement and the Master Guarantee Agreement or the Borrower Agreement, the provision that is the more stringent on Company shall control with respect to Advances under this Agreement and procedures related thereto. This Agreement is supplemental to the Borrower Agreement.

2.                                     SECURITY INTEREST AND OCCUPANCY OF COMPANY’S PREMISES

2.1                            Grant of Security Interest. Company hereby pledges, assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, Company shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2                             Notifying Account Debtors and Other Obligors; Collection of Collateral. Wells Fargo may at any time (whether or not a Default Period then exists) deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo. Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request. After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor. Wells Fargo may, in Wells Fargo’s name or in Company’s name, as Company’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Company’s mail to any address designated by Wells Fargo, otherwise intercept Company’s mail, and receive, open and dispose of Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company’s account or forwarding such mail to Company’s last known address.

2.3                            Assignment of Insurance. As additional security for the Indebtedness, Company hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo. At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo’s or Company’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4                            Company’s Premises.

(a)                                 Wells Fargo’s Right to Occupy Company’s Premises. Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where Company conducts its business or has any rights of possession, including the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)                               Wells Fargo’s Use of Company’s Premises. Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c)                                 Company’s Obligation to Reimburse Wells Fargo. Wells Fargo shall not be obligated to pay the Company rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5                              License. Without limiting the generality of any other Security Document, Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of Company for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Company for its own manufacturing and subject to Company’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6                              Financing Statements.

(a)                                Authorization to File. Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims as Wells Fargo may consider necessary or useful to perfect the Security Interest. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby re-authorized. Following the termination of the Line of Credit and payment of all Indebtedness,

Wells Fargo shall, at Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

(b)                               Termination. Wells Fargo shall, at Company’s expense, release or terminate any filings or other agreements that perfect the Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, upon Wells Fargo’s receipt of the following, in form and content satisfactory to Wells Fargo: (i) cash payment in full of all Indebtedness and a completed performance by Company with respect to its other obligations under this Agreement, (ii) evidence that the commitment of Wells Fargo to make Advances under the Line of Credit or under any other facility with Company has been terminated, (iii) a release of all claims against Wells Fargo by Company relating to Wells Fargo’s performance and obligations under the Loan Documents, and (iv) an agreement by Company, any Guarantor, and any new lender to Company to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be returned or otherwise not paid for any reason.

2.7                              Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company by Wells Fargo against any Indebtedness, whether or not due.

2.8                              Collateral Related Matters. This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Company is entitled to any surplus and shall remain liable for any deficiency. Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral. Wells Fargo shall not be obligated to preserve rights Company may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application. Wells Fargo has no obligation to clean-up or prepare Collateral for sale. Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9                              Notices Regarding Disposition of Collateral. If notice to Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3.                                      CONDITIONS PRECEDENT

3.1                               Conditions Precedent to Initial Advance. Wells Fargo’s obligation to make the initial Advance shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

3.2                              Additional Conditions Precedent to All Advances. Wells Fargo’s obligation to make any Advance (including the initial Advance) shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance that would result in an Event of Default.

4.                                      REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D. Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5.                                       COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

5.1                              Reporting Requirements. Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a)                                 Annual Financial Statements. As soon as available and in any event within ninety (90) days after Company’s fiscal year end, Company’s audited financial statements prepared by an independent certified public accountant acceptable to Wells Fargo, which shall include Company’s balance sheet, income statement, and statement of retained earnings and cash flows prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company’s Subsidiaries. The annual financial statements shall be accompanied by a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by Company’s chief financial officer. Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by (i) copies of all management letters prepared by Company’s accountants; and (ii) a report signed by the accountant stating that in making the investigations necessary to render the opinion, the accountant obtained no knowledge, except as specifically stated, of any Event of Default under the Agreement, and a detailed statement, including computations, demonstrating whether or not Company is in compliance with the financial covenants of this Agreement.

(b)                                10-Q Financial Reports. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Company, Company’s 10-Q financial reports filed with the Securities and Exchange Commission. This requirement may be satisfied by Company by posting a link to the filing on the Company’s publicly-accessible website.

(c)                                 Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month, a Company prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year-to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company’s Subsidiaries, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company’s chief financial officer.

(d)                                Collateral Reports. No later than 20 days after each month end (or more frequently if Wells Fargo shall request it), (i) detailed agings of Company’s accounts receivable and accounts payable, an accounts receivable reconciliation report and a calculation of Company’s Accounts, including an accounts receivable ineligibility report, Eligible Accounts, Inventory and Eligible Inventory as of the end of that month or shorter time period requested by Wells Fargo, and (ii) Company shall deliver to Wells Fargo a current Borrowing Base Certificate for Ex-Im Bank Guaranteed Line, the form of which is attached hereto as Exhibit G.

(e)                                Projections. No later than sixty (60) days prior to each fiscal year end, Company’s projected balance sheet and income statement and statement of retained earnings and cash flows for each month of the next fiscal year, certified as accurate by Company’s chief financial officer and accompanied by a statement of assumptions and supporting schedules and information. Wells Fargo acknowledges that such projections are estimates only and not promises of performance.

(f)                                  Supplemental Reports. Weekly, or more frequently if Wells Fargo requests, Wells Fargo’s standard form of “daily collateral report”, together with receivables schedules, collection reports, credit memos, sales reports, adjustments to accounts receivable and copies of invoices in excess of $100,000, shipment documents and delivery receipts for goods sold to account debtors in excess of $100,000.

(g)                               Customer Lists. On January 1 and July 1 of each calendar year, an updated customer listing (with contact names and addresses).

(h)                               Litigation. No later than three (3) Business Days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $100,000.

(i)                                   Intellectual Property. (i) No later than 30 Business Days after it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s acquisition of such rights; (ii) except for transfers permitted under Section 5.17, no later than 15 Business Days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Company’s Intellectual Property Rights by any Person, (B) claims that Company is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company’s Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to Company’s Intellectual Property Rights.

(j)                                   Defaults. No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.

(k)                                 Disputes. Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers exceeding $20,000 individually or $75,000 in the aggregate during any fiscal year; (ii) credit memos not previously reported in Section 5.l(f); and (iii) any goods returned to or recovered by Company outside of the ordinary course of business or in the ordinary course of business but with a value in an amount in excess of $50,000.

(1)                                 Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting Company’s Officers and Directors.

(m)                              Collateral. Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral having a fair market value, individually or in the aggregate, of $50,000 or more, or of any substantial adverse change in (i) any Collateral having a fair market value, individually or in the aggregate, of $50,000 or more, or (ii) the prospect of such Collateral’s payment.

(n)                                Commercial Tort Claims. Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims in excess of $50,000 individually or $100,000 in the aggregate brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company’s damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may reasonably request.

(o)                                Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which Company shall have sent to its Owners. This requirement may be satisfied by Company by posting a link to the filings attaching such documents on the Company’s publicly-accessible website.

(p)                                Tax Returns of Company. No later than 15 Business Days after they are required to be filed, copies of Company’s signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(q)                                Violations of Law. No later than three (3) Business Days after discovery of any violation, a Record notifying Wells Fargo of Company’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on Company.

(r)                                   Pension Plans. (i) Promptly upon discovery, and in any event within 30 days after Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Company knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.

(s)                                 Other Reports. From time to time, with reasonable promptness, all customer lists, receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

5.2                              Financial Covenants. Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)                                 Minimum Book Net Worth. Company shall maintain a Book Net Worth, determined as of the following test dates, in an amount not less than the amount set forth for each such test date (numbers appearing between “< >” are negative):

Test Date	Minimum Book Net Worth
December 31,2008	$61,000,000
January 31, 2009	$57,000,000
February 28, 2009	$52,700,000
March 31,2009	$51,000,000
April 30, 2009	$48,150,000
May 31, 2009	$45,300,000
June 30,2009	$46,000,000
July 31, 2009	$43,900,000
August 31, 2009	$41,300,000
September 30,2009	$44,450,000
October 31,2009	$42,100,000
November 30, 2009	$39,850,000
December 31,2009	$44,600,000
January 31, 2010	$42,250,000
February 28, 2010	$40,000,000
March 31, 2010	$45,150,000

(b)                                 Minimum Net Income. Company shall achieve Net Income, measured on each of the following test dates described below, for the quarter period ending on each such test date, Net Income of not less than the amount set forth opposite each such test date (numbers appearing between “< >” are negative):

Test Date	Minimum Net Income
December 31, 2008	$	<10,800,000>
March 31, 2009	$	<11,000,000>
June 30, 2009	$	<5,750,000>
September 30, 2009	$	<3,200,000>
December 31, 2009	$	<1,000,000>
March 31, 2010	$	<500,000>

(c)                                 Minimum Cash to Unreimbursed Line of Credit Advances Coverage Ratio. At all times, the sum of the outstanding “Advances” plus the “L/C Amount” under the Domestic Facility Agreement plus the outstanding “Advances” under the Revolving Notes shall not exceed eighty percent (80%) of cash and Cash Equivalents of Company in which Wells Fargo has a perfected first priority security interest. Compliance with the foregoing covenant shall be reported as Wells Fargo shall request from time to time in its sole discretion.

(d)                                Capital Expenditures. Company shall not incur or contract to incur Capital Expenditures of more than (i) $7,500,000 in the aggregate during Company’s fiscal year ending March 31, 2009, (ii) $10,000,000 in the aggregate during Company’s fiscal year ending March 31, 2010, and (iii) zero for each subsequent year until Company and Wells Fargo agree on limits on Capital Expenditures for subsequent periods based on Company’s projections for such periods.

5.3                              Other Liens and Permitted Liens.

(a)                                 Other Liens; Permitted Liens. Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company’s business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.3(b) (iii) The Security Interest and Liens created by the Security Documents; (iv) Purchase money Liens relating to the acquisition of Equipment not exceeding the lesser of cost or fair market value, not exceeding $3,000,000 for any one purchase or $7,000,000 in the aggregate during the fiscal year ending March 31, 2009, and $10,000,000 in the aggregate during the fiscal year ending March 31, 2010, and so long as no Default Period is then in existence and none would exist because of any such acquisition; (v) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company, in conformity with GAAP; (vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business that are being contested in good faith by appropriate proceedings;

(vii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (viii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (ix) liens securing Indebtedness of Company incurred to finance capital expenditures otherwise permitted hereunder (and, without limitation, subject to Section 5.2(d) of this Agreement), provided that (a) such liens shall be created concurrently or within 90 Business Days after the acquisition of the property being financed, (b) such liens do not at any time encumber any property other than the property financed by such Indebtedness, and (c) Indebtedness secured by such liens does not cause or result in an Event of Default; (x) any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and (xi) liens that are junior in priority to Wells Fargo’s liens on the Collateral that arise from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such liens would not result in an Event of Default hereunder and such liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Collateral is subject to a material risk of loss or forfeiture and the claims in respect of such liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect.

(b)                                Financing Statements. Company shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Company’s assets, other than (i) filings by Wells Fargo and (ii) filings in connection with Permitted Liens. Company shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4                              Indebtedness. Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement and the Ex-Im Credit Agreement; (b) indebtedness of Company described in Exhibit F, and extensions and refinancings thereof (so long as the principal amount thereof is not increased, the maturity date is not shortened, the average life is not shortened, no additional mandatory prepayments or sinking fund payments are required and the cash payment portion of the interest due on any such Indebtedness is not increased); (c) indebtedness secured by Permitted Liens; (d) Indebtedness constitution guaranties permitted by Section 5.5 hereof; and (e) Indebtedness constituting Subordinated Debt not to exceed $7,500,000 in the aggregate outstanding at any time.

5.5                              Guaranties. Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person (collectively, “Guarantee Obligations”), except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F; (c) Guarantee Obligations in respect of performance bonds, surety bonds, appeal bonds or custom bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of Company or in connection with judgments that do not result in an Event of Default; and

(d) Guarantee Obligations in the form of endorsements in the ordinary course of business of negotiable instruments for deposit or collection.

5.6                              Investments and Subsidiaries. Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a)                                 Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)                                Travel advances or loans to Company’s Officers and employees not exceeding at any one time an aggregate of $25,000;

(c)                                 Prepaid rent not exceeding one month or security deposits; and

(d)                                Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D.

5.7                              Dividends and Distributions. Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly.

5.8                              Salaries. [INTENTIONALLY OMITTED].

5.9                              Books and Records; Collateral Examination; Inspection and Appraisals.

(a)                                 Books and Records; Inspection. Company shall keep complete and accurate books and records with respect to the Collateral and Company’s business and financial condition and any other matters that Wells Fargo may reasonably request, in accordance with GAAP. Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Company’s affairs with any of its Directors, Officers, employees, Owners or agents.

(b)                               Authorization to Company’s Agents to Make Disclosures to Wells Fargo. Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Company’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company.

(c)                                 Collateral Exams and Inspections. Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Company at any time during ordinary business hours.

(d)                                Collateral Appraisals. Wells Fargo may also obtain, from time to time, at Company’s expense, an appraisal of Company’s Collateral, by an appraiser acceptable to Wells Fargo in its sole discretion.

5.10                        Account Verification; Payment of Permitted Liens.

(a)                                  Account Verification. Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company’s Accounts; and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b)                                Covenant to Pay Permitted Liens. Company shall pay when due, subject to applicable cure periods, each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

5.11                        Compliance with Laws.

(a)                                  General Compliance with Applicable Law; Use of Collateral. Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)                                 Compliance with Federal Regulatory Laws. Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo’s related policies and procedures.

(c)                                Compliance with Environmental Laws. Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

5.12                       Payment of Taxes and Other Claims. Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.13                        Maintenance of Collateral and Properties.

(a)                                  Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo. Company shall take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b)                               Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral, other than Permitted Liens. Company shall keep all Collateral free and clear of all Liens except Permitted Liens. Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

5.14                       Insurance. Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts and on such terms (including deductibles) as Wells Fargo in its sole discretion may require and including, as applicable and without limitation, business interruption insurance (including force majeure coverage), hazard coverage on an “all risks” basis for all tangible Collateral, and theft and physical damage coverage for Collateral consisting of motor vehicles. All insurance policies must contain an appropriate lender’s interest endorsement or clause, and name Wells Fargo as an additional insured.

5.15                      Preservation of Existence. Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

5.16                      Delivery of Instruments, etc. Upon request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper in excess of $50,000 individually and $75,000 in the aggregate and constituting Collateral, endorsed or assigned by Company.

5.17                      Sale or Transfer of Assets; Suspension of Business Operations. Company shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of

Inventory in the ordinary course of business, the disposition of Collateral no longer useful in its business, and other Collateral having a fair market value not in excess of $100,000 in the aggregate for each fiscal year and shall not liquidate, dissolve or suspend business operations. Company shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit its rights as licensee of Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business. If Company transfers any Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness. Company shall not license any other Person to use any of Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

5.18                       Consolidation and Merger; Asset Acquisitions. Company shall not consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity.

5.19                       Sale and Leaseback. Company shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.20                       Restrictions on Nature of Business. Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire assets not related to its business.

5.21                       Accounting. Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied. Company will not change its fiscal year.

5.22                       Discounts, etc. During a Default Period and after notice from Wells Fargo, (i) Company will not grant any discount, credit or allowance to any customer of Company or accept any return of goods sold, and (ii) Company will not modify, amend, subordinate, cancel or terminate any Account.

5.23                      Pension Plans. Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.24                       Place of Business; Name. Company will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises without providing 30 days advance written notice to Wells Fargo. Company will not permit any tangible

Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Company will not change its name or jurisdiction of organization.

5.25                       Constituent Documents. Company will not amend its Constituent Documents in any manner that is materially adverse to Wells Fargo (as determined by Wells Fargo in Wells Fargo’s reasonable discretion). No later than 10 days after any change to Company’s Constituent Documents, Company shall (i) notify Wells Fargo in writing of such change, and (ii) provide copies of such changes to Wells Fargo.

5.26                        Performance by Wells Fargo. If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.27                       Wells Fargo Appointed as Company’s Attorney in Fact. To facilitate Wells Fargo’s performance or observance of Company’s obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement.

6.                                      EVENTS OF DEFAULT AND REMEDIES

6.1                               Events of Default. An “Event of Default” means any of the following:

(a)                                 Company fails to pay any the amount of any Indebtedness on the date that it becomes due and payable;

(b)                                Company fails to observe or perform any covenant or agreement of Company set forth in this Agreement, or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness, or any covenant in Section 5.2 becomes inapplicable due to the lapse of time, and Company and Wells Fargo fail to come to an agreement, acceptable to Wells Fargo in its sole discretion, to amend the covenant to apply to future periods;

(c)                                 An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;

(d)                                An event of default or termination event (however defined) occurs under any swap, derivative, foreign exchange, hedge or any similar transaction or arrangement entered into between Company and Wells Fargo;

(e)                                 A Change of Control or Material Adverse Effect shall occur;

(f)                                   Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or Company or any Guarantor makes an assignment for the benefit of creditors; or Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of Company or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of Company or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of Company or any Guarantor;

(g)                                Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming Company or such Guarantor as debtor; or any such petition is instituted against Company or any such Guarantor; or Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against Company or any such Guarantor;

(h)                                Any representation or warranty made by Company in this Agreement or by any Guarantor in any Guaranty, or by Company (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(i)                                    A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $50,000 which is not insured or subject to indemnity, is entered against Company which is not immediately stayed or appealed;

(j)                                    Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(k)                                 Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets;

(l)                                    Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(m)                              Any Guarantor repudiates or purports to revoke the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

(n)                                Company engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive;

(o)                                Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or Company’s ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any material adverse change in the business or financial condition of Company;

(p)                                (i) Company hires an Officer or appoints a Director who has been convicted of any felony offense under state or federal law, or (ii) any Director, Officer, or Designated Person is indicted for a felony offence under state or federal law if, with respect to this clause (ii), (x) such indictment has not been dismissed within 15 days of the indictment of such Director, Officer, or Designated Person, or (y) such Director, Officer, or Designated Person has not been relieved of his or her duties as a Director, Officer, or Designated Officer, as applicable, within 15 days of such indictment;

(q)                                Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412 (m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Company’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA; or

(r)                                   Any “Event of Default” occurs under any of the Domestic Loan Documents.

6.2                               Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)                                  Wells Fargo may terminate the Line of Credit and decline to make Advances, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b)                                Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Notes, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c)                                 Wells Fargo may, without notice to Company, apply any money owing by Wells Fargo to Company to payment of the Indebtedness;

(d)                                Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, proceeding with or without judicial process (without a prior hearing or notice of hearing, which Company hereby expressly waives) and sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e)                                 Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f)                                   Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral, to which appointment Company hereby consents; and

(g)                                Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3                              Immediate Default and Acceleration. Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of Company’s Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7.                                      MISCELLANEOUS

7.1                               No Waiver; Cumulative Remedies. No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents. No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances. The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law. Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2                             Amendment; Consents and Waivers; Authentication. No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver. The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

7.3                             Execution in Counterparts; Delivery of Counterparts. This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument. Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument. Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4                              Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)                                 Delivery of Notices, Requests and Communications. Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s Commercial Electronic Office® (“CEO”) portal or other secure electronic channel to which the parties have agreed.

(b)                                Addresses for Delivery. Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)                                Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d)                                Confidentiality of Unencrypted E-mail. Company acknowledges that if it sends or receives an Electronic Record to or from Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5                              Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)                                 Delivery of Company Information Records. Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(b)                                Addresses for Delivery. Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)                                 Date of Receipt. Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed.

(d)                                Authentication of Company Information Records. Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree to under the CEO agreement.

(e)                                 Certification of Company Information Records. Any Record (including any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)                                   Confidentiality of Company Information Records Sent by Unencrypted E-mail. Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure. Company acknowledges that it may deliver Electronic Records containing Company information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company, or through Wells Fargo’s CEO portal file upload service without risk of unauthorized disclosure.

7.6                              Further Documents. Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7                              Costs and Expenses. Company shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8                              Indemnity. In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (each an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)                                 Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)                               Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.11; and

(c)                                Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by the gross negligence or willful misconduct of an Indemnitee.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company’s sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law. Company’s obligations under this Section shall survive the termination of this Agreement and the discharge of Company’s other obligations under this Agreement.

7.9                             Retention of Company’s Records. Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo. If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10                      Binding Effect; Assignment; Complete Agreement. The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, Company waives and will not assert against any assignee any claims, defenses or set-offs which Company could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record. To the extent that any provision of this

Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

7.11                     Sharing of Information. Wells Fargo may share any Confidential Information that it may have regarding Company and its Affiliates with its accountants, lawyers, and other advisors, with Ex-Im Bank, and with each business unit and line of business within Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company; provided that Wells Fargo shall advise such accountants, lawyers, other advisors, business units, line of business, and subsidiaries of the confidential nature of such Confidential Information and that all such Confidential Information is subject to the terms of this Agreement (including this Section 7.11).

7.12                      Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13                     Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14                      Governing Law; Jurisdiction; Venue. The Loan Documents (other than real estate related documents, if any) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Los Angeles, County of Los Angeles, State of California; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.15                      Incorporation of Borrower Agreement by Reference. This Agreement shall constitute the “Loan Agreement” under the Borrower Agreement, and the Line of Credit shall constitute the “Loan Facility” under the Borrower Agreement. The terms of the Borrower Agreement are hereby incorporated herein by this reference. In the event that any provision of this Agreement conflicts with or is inconsistent with any provision of the Borrower Agreement, the provision that is more burdensome or restrictive as to Company shall control.

[signatures on the following page]

COMPANY AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK,		CAPSTONE TURBINE CORPORATION
NATIONAL ASSOCIATION

By:	/s/ John Curry	By:	/s/ Darren Jamison
Name:	John Curry	Name:	Darren Jamison
Its:	Vice President	Its:	CEO

Wells Fargo Bank, National Association		Capstone Turbine Corporation
245 S. Los Robles Avenue, Suite 700		21211 Nordhoff Street
Pasadena, CA 91101		Chatsworth, California 91311
Fax: 626.844.9063		Fax: 818.734.5380
Attention: Capstone Turbine Account Officer		Attention:
email: curry.john@wellsfargo.com		e-mail:
Federal Employer Identification No.

Organizational Identification No.

S-1

Exhibit A to Credit and Security Agreement (Ex-Im Subfacility)

DEFINITIONS

“Account Funds” is defined in Section 1.4(a).

“Accounts” shall have the meaning given it under the UCC.

“Advance” and “Advances” means an advance or advances under the Line of Credit.

“Affiliate” or “Affiliates” means Capstone Turbine International, Inc. and any other Person controlled by, controlling or under common control with Company, including any Subsidiary of Company. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit and Security Agreement.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Book Net Worth” means the aggregate of the common and preferred shareholder’s equity in Company, determined in accordance with GAAP, and calculated without regard to (a) any change in the valuation of goodwill made in accordance with FASB Accounting Standard 142, and (b) any non-cash effects of accounting for stock based compensation in accordance with FASB pronouncement SFAS 123(r).

“Borrower Agreement” means the Borrower Agreement, dated on or about the date hereof, made by Company in favor of Ex-Im Bank and Wells Fargo, as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Buyer” shall have the meaning provided for such term in the Borrower Agreement.

“Capital Expenditures” means for a period, any expenditure of money during such period for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (a) investment grade securities (i.e., securities rated at least Baa by Moody’s or at least BBB by S&P) and (b) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being, “Qualified Institutions”); and (iv) commercial paper of Qualified Institutions; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“CEO” is defined in Section 7.4(a).

“Change of Control” means the occurrence of any of the following events:

(a)                                 Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Company on the date of the initial Advance is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty percent (20%) of the voting power of all classes of ownership of Company;

(b)                                During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Company (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Company, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Company then in office.

“Collateral” means all of Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of Company, including all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future.

“Collateral Pledge Agreement” means each Collateral Pledge Agreement entered into between Company and Wells Fargo.

“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable..

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Company” is defined in the Recitals.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Country Limitation Schedule” shall have the meaning provided for such term in the Borrower Agreement.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default Period” is defined in Section 1.5(c).

“Default Rate” is defined in Section 1.5(c).

“Designated Person” means any of Darren R. Jamison or Edward I. Reich.

“Dilution” means, as of any date of determination, a percentage, based upon the prior six (6) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its sole discretion during this period, by (b) Company’s net sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a director if Company is a corporation, or a governor or manager if Company is a limited liability company.

“Dollars” or “$” shall mean the lawful currency of the United States.

“Domestic Facility Agreement” means the Credit and Security Agreement, dated as of February 9, 2009, between Company and Wells Fargo.

“Domestic Loan Documents” means the “Loan Documents” as defined in the Domestic Facility Agreement.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all unpaid Accounts of Company owing by account debtors located outside of the United States of America arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:

(a)                                  that does not arise from the sale of Items in the ordinary course of business;

(b)                                 that is not subject to a valid, perfected first priority Lien in favor of Wells Fargo;

(c)                                  as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached;

(d)                                that is not owned by a Company or that is subject to any right, claim or interest of another Person other than the Lien in favor of Wells Fargo;

(e)                                  with respect to which an invoice has not been sent;

(f)                                    that arises from the sale of defense articles or defense services;

(g)                                 that is due and payable from a Buyer located in a country with which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule;

(h)                                 that does not comply with the requirements of the Country Limitation Schedule;

(i)                                     that is not paid within ninety (90) days from the invoice date; provided that, in the case of [Banking Production Centre], Accounts owed by [Banking Production Centre] that are not paid within one hundred fifty (150) days from the invoice date shall not be Eligible Accounts;

(j)                                     that arises from a sale of goods to or performance of services for an employee of Company, a stockholder of Company, a subsidiary of Company, a Person with a controlling interest in Company or a Person which shares common controlling ownership with Company;

(k)                                  that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped;

(1)                                  that Wells Fargo or Ex-Im Bank, in its reasonable judgment, deems uncollectible for any reason;

(m)                               that is due and payable in a currency other than Dollars, except as may be approved in writing by Ex-Im Bank;

(n)                                 that is due and payable from a military Buyer, except as may be approved in writing by Ex-Im Bank;

(o)                                 that does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Notice;

(p)                                 that is due and payable from a Buyer who (A) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (B) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (C) makes a general assignment for the benefit of creditors, (D) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (E) is adjudicated as bankrupt or insolvent, (F) files a petition seeking to take advantage of any other law providing for the relief of debtors, (G) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (H) takes any action for the purpose of effecting any of the foregoing;

(q)                                 that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(r)                                    for which the Items giving rise to such Account have not been shipped and delivered and accepted by the Buyer or the services giving rise to such Account have not been performed by Company and accepted by the Buyer or the Account otherwise does not represent a final sale;

(s)                                  that portion of the Account that is subject to any offset, deduction, defense, dispute, or counterclaim or where the Buyer is also a creditor or supplier of Company or that portion of the Account that is contingent in any respect or for any reason unless Wells Fargo has received a satisfactory non-offset letter;

(t)                                    for which Company has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(u)                                 for which any of the Items giving rise to such Account have been returned, rejected or repossessed;

(v)                                 to the extent it includes any finance charges, service charges, taxes, discounts, credits, allowances and Retainages;

(w)                               that arises from the sale of Items containing less than fifty one percent (51%) U.S. Content;

(x)                                   that arises from the sale of Items containing any Foreign Content not incorporated into such Items in the United States;

(y)                                 that arises from the sale of any Items to be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities;

(z)                                   that does not meet the requirements set forth in the definition of “Eligible-Related Accounts Receivable” in the Borrower Agreement;

(aa)                            that is not subject to a duly perfected security interest in Wells Fargo’s favor or which are subject to any Lien in favor of any Person other than Wells Fargo;

(bb)                          that has been restructured, extended, amended or modified;

(cc)                            that is owing by an account debtor, regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds fifteen (15%) of the aggregate amount of all Eligible Accounts;

(dd)                          that is owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (s), or (bb) above;

(ee)                            that is included as an “Eligible Account” under the Domestic Facility Agreement;

(ff)                                Accounts arising from the sale of warranty or service contracts, maintenance service, warranty service or replacement parts;

(gg)                          that portion of Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office; and

(hh)                          that are otherwise deemed ineligible for any reason by Wells Fargo or Ex-Im Bank in their sole discretion.

For sake of clarity, any Accounts that are deemed to be “Eligible Accounts” under the Domestic Facility Agreement shall not be Eligible Accounts under this Agreement, and any Eligible Accounts under this Agreement shall not be deemed to be “Eligible Accounts” under the Domestic Facility Agreement.

“Eligible Inventory” means all export-related Inventory of Company, valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a)                                  Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by Wells Fargo in an Authenticated Record delivered to Company; not subject to a perfected first priority Lien in Wells Fargo’s favor; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b)                                 Supplies, packaging, maintenance parts or sample Inventory, or customer supplied parts or Inventory;

(c)                                  Work-in-process Inventory;

(d)                                 Finished goods Inventory;

(e)                                  Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of Company’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(f)                                    Inventory that Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(g)                                 Inventory that is perishable or live;

(h)                                 Inventory manufactured by Company pursuant to a license unless the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory;

(i)                                     Inventory that is subject to a Lien in favor of any Person other than Wells Fargo;

(j)                                     Inventory stored at locations holding less than 10% of the aggregate value of Company’s Inventory;

(k)                                  Inventory that is deemed to be “Eligible Inventory” under the Domestic Facility Agreement;

(1)                                  Inventory containing less than fifty-one percent (51%) U.S. Content;

(m)          Inventory containing any Foreign Content not incorporated into such Inventory in the United States;

(n)           Inventory that was previously exported;

(o)           Inventory that consists of proprietary software;

(p)           Inventory consisting of defense articles or goods; and

(q)           Inventory otherwise deemed ineligible by Wells Fargo or Ex-Im Bank in their sole discretion.

For sake of clarity, any Inventory that is deemed to be “Eligible Inventory” under the Domestic Facility Agreement shall not be Eligible Inventory under this Agreement, and any Eligible Inventory under this Agreement shall not be deemed to be “Eligible Inventory” under the Domestic Facility Agreement.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Company and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Ex-Im Bank” means the Export-Import Bank of the United States, and its successors and assigns.

“Ex-Im Bank Guaranty” means that certain Master Guarantee Agreement between Wells Fargo and the Export-Import Bank of the United States, as the same may hereafter be amended, modified, supplemented or restated from time to time.

“Export Order” means a written export order or contract for the purchase by the Buyer from the Company of any of the Items.

“Floating Rate” is defined in Section 1.5(a).

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Foreign Content” means, with respect to any Item, all of the labor, materials and services which are not of United States origin or manufacture, or which are not incorporated into such Item in the United States.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor” means Capstone Turbine International, Inc., and any other Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty.

“Guaranty” means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the “Guaranties”).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitee” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Payment Date” is defined in Section 1.7(a).

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to that date that falls the number of months afterward as selected by Company pursuant to Section 1.3(c), during which period the outstanding principal amount of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a)             If an Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month;

(b)             No Interest Period applicable to an Advance may end later than the Maturity Date; and

(c)             In no event shall Company select Interest Periods with respect to LIBOR Advances which would result in the payment of a LIBOR Advance breakage fee under this Agreement in order to make required principal payments.

“Inventory” shall have the meaning given it under the UCC.

“Investment Property” shall have the meaning given it under the UCC.

“Items” means the finished goods or services which are intended for export from the United States, as specified in Section 4(A) of the Loan Authorization Notice.

“Joint Application” means the Joint Application for Working Capital Guarantee made by Company and Wells Fargo to Ex-Im Bank in connection with this Agreement.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)           “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Wells Fargo for the purpose of calculating effective rates of interest for loans making reference to it, on the first day of an Interest Period for delivery of funds on that date for a period of time approximately equal to the number of days in that Interest Period and in an amount approximately equal to the principal amount to which that Interest Period applies. Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)           “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” is defined in Section 1.5(a).

“Licensed Intellectual Property” is defined in Exhibit D.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line of Credit” is defined in the Recitals.

“Loan Authorization Notice” means the Loan Authorization Notice executed and delivered in connection with this Agreement.

“Loan Documents” means this Agreement, the Revolving Notes, the Domestic Facility Agreement, the Ex-Im Bank Guaranty, the Borrower Agreement, the Joint Application, the Loan Authorization Notice, the Master Agreement for Treasury Management Services, each Guaranty, each Subordination Agreement, each Patent and Trademark Security Agreement, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement. Any documents or other agreements entered into between Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.

“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Margin” means a rate per annum, expressed as a percentage, as more fully described in Section 1.5(a).

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

“Material Adverse Effect” means any of the following:

(r)                                    A material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Company;

(s)             A material adverse effect on the ability of Company to perform its obligations under the Loan Documents, or any other document or agreement related to this Agreement;

(t)              A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(u)             Any claim against Company or threat of litigation which if determined adversely to Company would cause Company to be liable to pay an amount exceeding $500,000 or would result in the occurrence of an event described in clauses (a), (b) and (c) above.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“OFAC” is defined in Section 5.11(b).

“Officer” means with respect to Company, an officer if Company is a corporation, a manager if Company is a limited liability company, or a partner if Company is a partnership.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Overadvance” means the amount, if any, by which the unpaid principal amount of the Revolving Note is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Owner” means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Company and Wells Fargo.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a)

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.

“Premises” is defined in Section 2.4(a).

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

“Proceeds” shall have the meaning given it under the UCC.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Retainage” shall mean that portion of the purchase price of an Export Order that a Buyer is not obligated to pay until the end of a specified period of time following the satisfactory performance under such Export Order.

“Revolving Notes” is defined in Section 1.1(d).

“Security Documents” means this Agreement, the Collateral Pledge Agreement, the Patent and Trademark Security Agreement(s), the Domestic Facility Agreement, the Borrower Agreement, and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Subordinated Creditor(s)” means any Person now or in the future subordinating indebtedness of Company held by that Person to the payment of the Indebtedness.

“Subordinated Debt” means any Debt, contingent equity, earnout or other obligations of Company that is unsecured and has subordination terms, covenants, pricing and other terms which have been approved in an Authenticated Record from Wells Fargo and with respect to which the holder thereof has executed and delivered to Wells Fargo a Subordination Agreement.

“Subordination Agreement” means any agreement between Wells Fargo and the holder(s) of Subordinated Debt pursuant to which such Subordinated Debt is subordinated in right of payment, liens, security and remedies to all of the Indebtedness and all of Wells Fargo’s rights, liens and remedies, in form and substance satisfactory to Wells Fargo (if more than one, the “Subordination Agreements”).

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 1.6(b).

“U.S. Content” means, with respect to any Item, all of the labor, materials and services which are of United States origin or manufacture, and which are incorporated into such Item in the United States.

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

Exhibit B to Credit and Security Agreement (Ex-Im Subfacility)

PREMISES

The Premises referred to in the Credit and Security Agreement have an address of:

21211 Nordhoff Street, Chatsworth, CA 91311

16640 Stagg Street, Van Nuys, CA 91406

10101-C Avenue D, Brooklyn, NY 11236

495 Boulevard #3, Elmwood Park, NJ 07407

B-1

Exhibit C to Credit and Security Agreement (Ex-Im Subfacility)

Conditions Precedent

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo. The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A.                                   Loan Documents to be Executed by Company:

(1)                                 The Revolving Notes.

(2)                                 The Credit and Security Agreement.

(3)                                 The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Company will subscribe to, including without limitation the Loan Manager Service Description and the Lockbox and Collection Account Service Description.

(4)                                 The Collateral Pledge Agreement, pursuant to which Company grants Wells Fargo a security interest in the shares of stock more fully described in the Collateral Pledge Agreement, together with the stock certificates and stock powers, as security for the full and prompt payment of Company’s Indebtedness..

(5)                                 The Patent and Trademark Security Agreement.

(6)                                 The Domestic Facility Agreement and all related documents, agreements, and instruments.

(7)                                 The Borrower Agreement and other related documents, instruments and certificates required by Ex-Im Bank.

B.                                   Loan Documents to be Executed by Third Parties:

(1)                                 Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender’s interest endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

(2)                                 Any documents, agreements or instruments requiring the execution by a third party (including, but not limited to, the Export-Import Bank of the United States).

C.                                    Documents Related to the Premises

(1)                                 Any leases pursuant to which Company is leasing the Premises from a lessor.

D.                                   Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches

(1)                                 Current searches of Company in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Company and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(2)                                 Current searches of Third Persons in appropriate filing offices with respect to any of the Collateral that is in the possession of a Person other than Company that is held for resale, showing that (i) UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such Collateral have been filed, and (ii) no other secured party has filed a financing statement against such Person and covering property similar to Company’s, other than Company, or if there exists any such secured party, evidence that each such party has received notice from Company and Wells Fargo sufficient to protect Company’s and Wells Fargo’s interests in Company’s goods from any claim by such secured party.

E.                                      Constituent Documents:

(1)                                 The Certificate of Authority of Company, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Company’s Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Company is a party, (ii) an Incumbency Certificate containing the signatures of Company’s Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Company’s behalf, (iii) Company’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Company’s state of organization, certifying that Company is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Company’s secretary or assistant secretary certifying that the Certificate of Authority of Company is true, correct and complete.

(2)                                 The Certificate of Authority of Corporate Guarantor, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Guarantor’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Guaranty of Corporation, (ii) an Incumbency Certificate containing the signatures of Guarantor’s Officers or agents authorized to execute and deliver the Guaranty by Corporation on Guarantor’s behalf, (iii) Guarantor’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for

Guarantor’s state of organization, certifying that Guarantor is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Guarantor’s secretary or assistant secretary certifying that the Certificate of Authority of Corporate Guarantor and all attached exhibits are true, correct and complete.

(3)                                 Evidence that Company is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(4)                                 An Officer’s Certificate of an appropriate Officer of Company confirming, in his or her capacity as an Officer, the representations and warranties set forth in this Agreement.

(5)                                 A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

F.                                     Miscellaneous Matters or Documents:

(1)                                 Final approval of the Agreement by Ex-Im Bank.

(2)                                 Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance, including all legal expenses incurred through the date of the closing of this Agreement.

(3)                                 Evidence that after making the initial Advance, establishing all reserves under the Borrowing Base, paying all trade payables older than sixty (60) days from invoice date, and paying all book overdrafts and closing costs and fees (including any fees deemed paid), the combined availability under the Line of Credit under this Agreement and the “Line of Credit” under the Domestic Facility Agreement is not less than $750,000.

(4)                                 Any documents or other agreements entered into by Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar product or transaction extended to Company by Wells Fargo not already provided pursuant to the requirements of (A) through (E) above.

(5)                                 Such other documents as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement (Ex-Im Subfacility)

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)                                 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Company is a corporation, organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement. During the last five (5) years of its existence, Company has done business solely under the names set forth below in addition to its correct legal name. Company’s chief executive office and principal place of business is located at the address set forth below, and all of Company’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth below. Company’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company’s signature.

Trade Names

Capstone

Capstone Microturbine

Chief Executive Office / Principal Place of Business

21211 Nordhoff Street, Chatsworth, California 91311

Other Inventory and Equipment Locations

Aard Stamping, 42075 Avenida Alvarado, Temecula, CA 92590

Accurate Electronics, 20700 Lassen Street, Chatsworth, CA 91311

Alliance Metal Products, 20620 Superior Street, Unit #4, Chatsworth, CA 91311

AMANET, 16525 Sherman Way#C-11, Van Nuys, CA 91406

American Aikoku Alpha, Inc., 520 Lake Cook Rd, Ste. 180, Deerfield, IL 60015

Asigma, 2930 San Luis Rey Road, Oceanside CA 92054

Auer Precision Co., 1050 W. Birchwood, Mesa, AZ 85210

Axiomtek, 18138 Rowland, City of Industry, CA 91748

Bebco Industries, 4725 Lawndale, Lamarque, TX 77568

Cliffdale Mfg. Company, 20409 Prairie Street, Chatsworth, CA 91311

Delafield, 152 Flower Avenue, Duarte, CA 91010

Dry Coolers, 3232 Adventure Ln., Oxford, MI 48371

Electro Controls, Inc., 1625 Ferguson Ct., Sidney, OH 45365

Elgiloy Specialty Metals, 1565 Fleetwood Drive, Elgin, IL 68123

EM Corporation, 1 John Downey Drive, New Britain, CT 06051

Enercon Engineering, Inc., No. 1 Altofrer Lane, East Peoria, IL 61611

Erico, Inc., 34600 Solon Road, Solon, OH 44139

Frost Magnatics, Inc., 49643 Hartwell Road, Oakhurst, CA 93644

Fuses Unlimited, 9248 Eton Avenue, Chatsworth, CA 91311

Ovison Manufacturing, 750 W. Southern Ave., Tempe, AZ 85282

Extrude Hone, 8800 Somerset Blvd., Paramount, CA 90723

J&F Machine, Inc., 10563 Progress Way, Cypress, CA 90630

Karel Manufacturing, 280 Campillo Ave, Suite G, Calexico, CA 92231

Mc Donald Packaging, 2601 Garnsey Street, Santa Ana, CA 92707-3338

Pacific Transformer, 5399 E. Hunter Avenue, Anaheim, CA 92807

Parker Energy Systems, 95 Edgewood Avenue, New Brittain, CT 06051

Polymax, 1224 W 130th St., Gardena, CA 90247

Precision Resources, 13916 Cordary Avenue, Hawthorne, CA 90250

RND Enterprises, 42122 8th Street East, Lancaster, CA 93535

Robinson FIN Machines, 13670 Highway 68 South, Kenton, OH 43326

Schneider’s Mfg. Co, Inc., 11122 Pernrose Street, Sun Valley, CA 91352

Semikron, 11 Executive Drive, Hudson, NH 03051

Sermatech Int’l, 7615 Fairview, Houston, TX 77041

Sermatech Int’l Tech, 24 Landry Street, Biddeford, ME 04005

T.H.T Machining, Inc., 3617 West Cambridge Suite 1B, Phoenix, AZ 85009

Arbo Box, Inc., 12468 Putnam Street, Whittier, CA 90602

Trend Technologies LLC, 4626 Eucalyptus Ave., Chino, CA 91710

Triumph Components — Arizonia, 6733 Westhills Road, Chandler AZ 85226

Turbocam, 5 Faraday Drive, Dover NH 03820

CKE/Verdesis, 1000 Lucernce Road, Lucernemines, PA 15754

Victron, 6600 Stevenson Blvd., Fremont, CA 94538

Weldmac, 1533 North Johnson, El Cajon, CA 92020

Windings, Inc., 208 North Valley Street, P.O. Box 566, New Ulm, MN 56073-0566

F Building, 2-26-5 Nishihara, Shibuya-ku, Tokyo, JAPAN

1Room 1105, No.317, Xian Xia Road, Far East Int’l Plaza, Changning District Shanghai, China 200051

Via Fatebenefratelli 15, Milano, Italy 20121

Suite 4, Floor 6, City Gate East, Toll House Hill, Nottingham, England NG1 5SF

Campos Eliseos 154-101, 11580 Polanco, Mexico

(b)                                Organization. The Organizational Chart below shows the ownership structure of all Subsidiaries of Company.

Holder	Type of Rights/Stock	No. of Shares (after exercise of all rights to acquire shares)	% Interest (on a fully diluted basis)
Capstone Turbine Corporation	Common	1000	100%

(c)                                 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with (except for the filing of any financing statements or similar documents), or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company.

(d)                                Legal Agreements. This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

(e)                                 Subsidiaries. Except as disclosed below, Company has no Subsidiaries.

Subsidiaries

Capstone Turbine International, Inc., a Delaware corporation

(f)                                   Financial Condition; No Adverse Change. Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended March 31, 2008, and unaudited financial statements for the fiscal-year-to-date period ended September 30, 2008, and those statements fairly present Company’s financial condition as of those dates and the results of Company’s operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no Material Adverse Effect.

(g)                                Litigation. Except as disclosed below, there are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any of its Affiliates or the properties of Company or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Affiliates, would have a Material Adverse Effect on the financial condition, properties or operations of Company or any of its Affiliates.

Litigation

In December 2001, a purported stockholder class action lawsuit was filed in the United States District Court for the Southern District of New York (the “District Court”) against the Company, two of its then officers, and the underwriters of the Company’s initial public offering. The suit purports to be a class action filed on behalf of purchasers of the Company’s common stock during the period from June 28, 2000 to December 6, 2000. An amended complaint was filed on April 19, 2002. The Plaintiffs allege that the underwriter defendants agreed to allocate stock in the Company’s June 28, 2000 initial public offering and November 16, 2000 secondary offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases of stock in the aftermarket at pre-determined prices. The Plaintiffs allege that the prospectuses for these two public offerings were false and misleading in violation of the securities laws because they did not disclose these arrangements.

(h)                                Intellectual Property Rights.

(i)                                    Owned Intellectual Property. Set forth below is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Company is the owner of record (the “Owned Intellectual Property”). Except as set forth below, (A) Company owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or otherwise, (B) no Person other than Company owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(i)                                    Agreements with Employees and Contractors. Company has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to Company, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Company (except to the extent prohibited by law), and further obligating that Person to cooperate with Company, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

(ii)                                 Intellectual Property Rights Licensed from Others. Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company is obligated to make with respect thereto. Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Company’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by agreed to in a Record Authenticated by Company or otherwise. Except as disclosed below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Licensed Intellectual Property Rights (excluding Off-the-shelf Software”).

(iii)                              Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company’s business as it is presently conducted or as Company reasonably foresees conducting it.

(iv)                             Infringement. Except as disclosed below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

PATENTS AND PATENT APPLICATIONS

1.                Capstone Issued U.S. Patents

No	Issue No.	Description	App. Ser. No.	Filing Date	Issue Date
1.	D433,997	Turbogenerator	29/111,104	9/20/99	11/21/00
2.	5,427,455	Compliant Foil Hydrodynamic Fluid Film Radial Bearing	229,205	4/18/94	6/27/95
3.	5,497,615	Gas Turbine Generator Set	180,881	3/21/94	3/12/96
4.	5,529,398	Compliant Foil Hydrodynamic Fluid Film Thrust Bearing	08/363,540	12/23/94	6/25/96
5.	5,685,156	Catalytic Combustion System	650,625	5/20/96	11/11/97
6.	5,697,848	Compound Shaft with Flexible Disk Coupling	440,541	5/12/95	12/16/97
7.	5,752,380	Liquid Fuel Pressurization and Control System	730,941	10/16/96	5/19/98
8.	5,791,868	Thrust Load Compensating System for a Compliant Foil Hydrodynamic Fluid Film Thrust Bearing	663,732	6/14/96	8/11/98
9.	5,819,524	Gaseous Fuel Compression and Control S&M	730,945	10/16/96	10/13/98
10.	5,827,040	Hydrostatic Augmentation of a Compliant Foil Hydrodynamic Fluid Film Thrust Bearing	662,250	6/14/96	10/27/98
11.	5,850,732	Low Emissions Combustion System for a Gas Turbine Engine	855,210	5/13/97	12/22/98
12.	5,850,733	Gaseous Fuel Compression and Control S&M	85,817	5/27/98	12/22/98
13.	5,873,235	Liquid Fuel Pressurization and Control Method	990,467	12/15/97	2/23/99
14.	5,894,720	Low Emissions Combination System For A Gas Turbine Engine Employing Flame Stabilization Within The Injector Tube	09/168,299	10/7/98	4/20/99
15.	5,899,673	Helical Flow Compressor/Turbine Permanent Magnet Motor/Generator	08/730,946	10/16/96	5/4/99
16.	5,903,116	Turbogenerator/Motor Controller	08/924,966	9/8/97	5/11/99
17.	5,915,841 See Re39190	Compliant Foil Fluid Film Radial Bearing	09/002,690	1/5/98	6/29/99
18.	5,918,985 See Re38373	Compliant Foil Fluid Thrust Film Bearing With a Tilting Pad Underspring	08/933,695	9/19/97	7/6/99
19.	5,964,663	Double Diaphragm Compound Shaft	08/934,430	9/19/97	10/12/99
20.	5,966,926	Liquid Fuel Injector Purge System	08/864,279	5/28/97	10/19/99
21.	6,016,658	Low Emissions Combustion System	09/182,966	10/8/98	1/25/00
22.	6,020,713	Turbogenerator/Motor Pulse Width Modulated Controller	09/002,890	1/5/98	2/1/00
23.	6,023,135	Turbogenerator/Motor Control System	09/080,892	5/18/98	2/8/00
24.	6,031,294	Turbogenerator/Motor Controller With Ancillary Energy Storage/Discharge	09/003,078	1/5/98	2/29/00
25.	6,037,687	Double Diaphragm Compound Shaft	09/224,208	12/30/98	3/14/00
26.	6,049,195	Split Generator Winding Inverter	09/356,065	7/19/99	4/11/00

No	Issue No.	Description	App. Ser. No.	Filing Date	Issue Date
27.	6,062,016	Gas Turbine Engine Fixed Speed Light-Off	08/837,600	4/21/97	5/16/00
28.	6,065,281	Liquid Fuel Injector and Injector System	09/357,523	7/19/99	5/23/00
29.	6,070,404	Gaseous Fuel Compression and Control Method	09/086,615	5/27/98	7/6/00
30.	6,082,112	Liquid Fuel Injector	09/357,519	7/19/99	7/4/00
31.	6,093,975	Turbogenerator/Motor Control	09/181,388	10/27/98	7/25/00
32.	6,094,799	Method of Making Double Diaphragm Compound Shaft	09/224,206	12/30/98	8/1/00
33.	6,155,780	Ceramic Radial Flow Turbine Heat Shield	09/374,916	8/13/99	12/5/00
34.	6,158,892	Fluid Film Thrust Bearing Having Integral Compliant Foils	09/383,067	8/25/99	12/12/00
35.	6,169,334	Command and Control S&M for Multiple Turbogenerators	09/181,389	10/27/98	1/2/01
36.	6,178,751	Liquid Fuel Injector System	09/356,479	7/19/99	1/30/01
37.	6,190,048	Compliant Foil Fluid Film Radial Bearing	09/195,354	11/18/98	2/20/01
38.	6,192,668	M&A for Compressing Gaseous Fuel In a Turbine Engine	09/420,494	10/19/99	2/27/01
39.	6,194,794	Integrated Reciprocating Engine Generator Set and Turbogenerator System and Method	09/359,815	7/23/99	2/27/01
40.	6,213,234	Vehicle Powered by a Fuel Cell/Gas	09/202,968	—	4/10/01
41.	6,239,520	Permanent Magnet Rotor Cooling S&M	09/558,406	4/24/00	5/29/01
42.	6,265,786	Turbogenerator Power Control System	09/181,213	10/27/98	7/24/01
43.	6,274,945	Combustion Control Method and System	09/459,719	12/13/99	8/14/01
44.	6,281,596	Automatic Turbogenerator Restarting M&S	09/444,487	11/19/99	8/28/01
45.	6,281,601	Turbogenerator Power Control S&M	09/360,043	7/23/99	8/28/01
46.	6,325,142	Turbogenerator Power Control System	09/316,896	5/22/99	12/4/01
47.	6,361,271	Crossing Spiral Compressor/Pump	09/444,014	11/19/99	3/26/02
48.	6,381,944	M&A for Compressing Gaseous Fuel in a Turbine Engine	09/772,537	1/29/01	5/7/02
49.	6,405,522	S&M for Modular Control of a Multi-Fuel Low Emissions Turbogenerator	09/453,825	12/1/99	6/18/02
50.	6,410,992	S&M for Dual Mode Control of a Turbogenerator/Motor	09/644,527	8/23/00	6/25/02
51.	6,425,732	Shrouded Rotary Compressor	09/643,625	8/22/00	7/30/02
52.	6,437,468	Permanent Magnet Rotor Cooling System and Method	09/829,778	4/10/01	8/20/02
53.	6,438,937	S&M for Modular Control of a Multi-Fuel Low Emissions	09/972,672	10/5/01	8/27/02

No	Issue No.	Description	App. Ser. No.	Filing Date	Issue Date
		Turbogenerator
54.	6,453,658	Multi-Stage Multi-Plane Combustion System for a Gas Turbine Engine	09/512,986	2/24/00	9/24/02
55.	6,468,051	Helical Flow Compressor/Turbine Permanent Magnet Motor/ Generator	09/800,900	3/7/01	10/22/02
56.	6,487,096	Power Controller	09/207,817	12/8/98	11/26/02
57.	6,489,692	Method and Apparatus for Controlling Rotation of A Magnetic Rotor	09/459,426	12/13/99	12/3/02
58.	6,495,929	Turbogenerator Power Control System	09/829,035	4/9/01	12/17/02
59.	6,522,030	Multiple Power Generator Connection Method and System	09/624,315	7/24/00	2/18/03
60.	6,539,720	Generated System Bottoming Cycle	09/985,789	11/6/01	4/1/03
61.	6,552,440	Automatic Turbogenerator Restarting Method & System	09/900,246	7/6/01	4/22/03
62.	6,612,112	Transient Turbine Exhaust Temperature Control For A Turbogenerator	10/012,770	11/5/01	9/2/03
63.	6,629,064	Apparatus and Method for Distortion Compensation	09/265,729	3/9/99	9/30/03
64.	6,634,176	Turbine Exhaust Vortex Disrupter	09/977,445	10/15/01	10/21/03
65.	6,639,328	Microturbine/Capacitor Power Distribution System	10/033,826	12/19/01	10/28/03
66.	6,657,332	Turbogenerator Cooling System	09/984,501	10/30/01	12/2/03
67.	6,657,348	Rotor Shield For Magnetic Rotary Machine	09/985,439	11/2/01	12/2/03
68.	6,664,653	Command and Control System and Method for Controlling Operational Sequencing of Multiple Turbogenerators Using a Selected Control Mode	09/689,577	10/12/00	12/16/03
69.	6,664,654	System and Method for Dual Mode Control of a Turbogenerator/Motor	10/158,095	5/29/02	12/16/03
70.	6,675,583	Combustion Method	09/969,491	11/2/01	1/13/04
71.	6,683,389	Hybrid Electric Vehicle DC Power Generation System	09/938,101	8/23/01	1/27/04
72.	6,684,642	Gas Turbine Engine Having a Multi-Stage Multi-Plane Combustion System	10/171,684	6/17/02	2/3/04
73.	6,702,463	Compliant Foil Thrust Bearing	09/714,349	11/15/00	3/9/04
74.	6,709,243	Rotary Machine With Reduced Axial Thrust Loads	09/696,316	10/25/00	3/23/04
75.	6,713,892	Automatic Turbogenerator Restarting Method and System	09/900,635	7/6/01	3/30/04
76.	6,720,685	Turbogenerator Cooling System (Div Of 09/984,501)	10/339,247	1/9/03	4/13/04
77.	6,732,531	Combustion System for a Gas Turbine Engine With Variable	10/101,032	3/18/02	5/11/04

No	Issue No.	Description	App. Ser. No.	Filing Date	Issue Date
		Airflow Pressure Actuated Premix Injector
78.	6,747,372	Distributed Control Method for Multiple Connected Generators	10/007,219	11/2/01	6/8/04
79.	6,748,742	Power Offsetting Compressor System	10/008,047	11/7/01	6/15/04
80.	6,751,941	Foil Bearing Rotary Flow Compressor With Control Valve	10/080,179	2/19/02	6/22/04
81.	6,784,565	Turbogenerator With Electrical Brake	10/077,121	2/15/02	8/31/04
82.	6,787,933	Power Generation System Having Transient Ride-Through/Load-Leveling Capabilities	10/043,694	1/10/2002	9/7/2004
83.	6,804,946	Combustion System With Shutdown Fuel Purge	10/720,145	11/25/03	10/19/04
84.	6,812,586	Distributed Power System	10/066,349	1/30/02	11/2/04
85.	6,812,587	Continuous Power Supply With Back-Up Generation	10/300,936	11/21/02	11/2/04
86.	6,815,932	Detection of Islanded Behavior and Anti-Islanding Protection of a Generator in Grid-Connected Mode	09/975,148	10/12/01	11/9/04
87.	6,864,595	Detection of Islanded Behavior and Anti-Islanding Protection of a Generator in Grid-Connected Mode	10/812,979	3/31/04	3/8/05
88.	6,870,279	Method And System For Control Of Turbogenerator Power And Temperature	10/037,916	1/2//02	3/22/05
89.	6,951,110	Annular Recuperator Design	09/966,514	9/27/01	10/4/05
90.	6,958,550	Method and System For Control of Turbogenerator Power and Temperature	10/887,297	7/9/04	10/25/05
91.	6,960,840	Integrated Turbine Power Generation System With Catalytic Reactor	10/706,070	11/13/03	11/1/05
92.	7,065,873	Recuperator Assembly and Procedures	10/917,118	8/12/04	6/27/06
93.	7,092,262	Pre-charge Circuit and Method	10/813,550	3/31/04	8/15/06
94.	7,112,036	Rotor and Bearing System For A Turbomachine	10/862,136	6/4/04	9/26/06
95.	7,147,050	Recuperator Construction For a Gas Turbine Engine	10/917,107	8/12/04	12/12/06
96.	7,415,764	Recuperator Assembly And Procedures	11/336,718	1/20/06	8/26/08
97.	RE38,373	Compliant Foil Fluid Thrust Film Bearing With a Tilting Pad Underspring (Reissue of 5,918,985)	09/900,775	7/6/01	12/30/03
98.	RE39,190	Compliant Foil Fluid Film Radial Bearing (Reissue of 5,915,841.)	09/895,568	—	7/18/06

II.                        CAPSTONE PENDING U.S. PATENT APPLICATIONS

Description	App. Ser. No.	Filing Date
Turbgenerator/Motor Controller (Reissue)	09/853,852	5/11/01
Emergency Elevator System Interface Package	11/517,957	9/8/06
Compliant Foil Fluid Film Radial Bearing Or Seal	11/740,798	4/26/2007

III.                    CAPSTONE ISSUED FOREIGN PATENTS

Issue No.	Description	Country	App. Ser. No.
0746680	Gas Turbine Engine Generator Set	Europe	95909213.1
69527283.7 in DE	(U.S. 5,497,615)
0 799 388	Compliant Foil Hydrodynamic Fluid Film Thrust Bearing	Europe	95937420.8
69519684.7 in DE	(U.S. 5,529,398)
0 756 672	Compliant Foil Hydrodynamic Fluid Radial Bearing	Europe	95914005.4
69522683.5 in DE	(U.S. 5,427,455)
1001180	Compliant Foil Hydrodynamic Fluid Film Thrust Bearing (divisional)	Europe	00200446.3
69532538.8 in DE	(U.S. 5,529,398)
3725548	Compliant Foil Hydrodynamic Fluid Film Thrust Bearing	Japan	0520429/96
	(U.S. 5,529,398)
0903466	Double Diaphragm Compound Shaft	Europe	98307606.8
69824801.5 in DE	(U.S. 5,964,663)
0878665	Low Emissions Combustion System For a Gas Turbine Engine	Europe	98303693.0
	(U.S. 5,850,732)
122912	Low Emissions Combustion System For A Gas Turbine Engine	Israel	122912
	(U.S. 5,850,732)
112275	Gas Turbine Engine Generator Set	Israel	112275
	(U.S. 5,497,615)
117546	Compliant Foil Hydrodynamic Fluid Film Thrust Bearing	Israel	117546
	(U.S. 5,529,398)
113289	Compliant Foil Hydrodynamic Fluid Radial Bearing	Israel	113289
	(U.S. 5,427,455)
118216	Compound Shaft	Israel	118216
	(U.S. 5,697,848)
121531	Gaseous Fuel Compression And Control System	Israel	121531

Issue No.	Description	Country	App. Ser. No.
	(U.S. 5,819,524)
124664	Compliant Foil Fluid Film Thrust Bearing (U.S. 5,918,985)	Israel	124664
125679	Double Diaphragm Compound Shaft (U.S. 5,964,663)	Israel	125679
127021	Compliant Foil Film Radial Bearing (U.S. 5,915,841)	Israel	127021
125905	Turbogenerator/motor Controller With ancillary Energy Storage/Discharge (B2) (U.S. 6,031,294)	Israel	125905
137542	Turbogenerator/motor Controller (B1) (U.S. 5,903,116)	Israel	137542
121532	Helical Flow Compression Turbine With Permanent Magnet Motor/Generator (U.S. 5,899,673)	Israel	121532
3598437	Compliant Foil Hydrodynamic Fluid Film Radial Bearing (U.S. 5,427,455)	Japan	7-526958
1075724	Power Controller (B3) (U.S. 6,487,096)	Europe	98962993.6
0903510 GB and Fr.; 69830961.8-08 Germ.	Compliant Foil Fluid Film Thrust Bearing with Tilting Pad Underspring (U.S. 5,918,985)	Europe	98307596.1
0927831 GB and Fr.; 69832579.6-08 Germ.	Compliant Foil Fluid Film Radial Bearing (U.S. 5,915,841)	Europe	98310805.1
0901218 GB and Fr.; 69832860.4-08 Germ.	Turbogenerator/Motor Controller (B1) (U.S. 5,903,116)	Europe	98307247.1
1130322 GB and FR; 60125441.4 Germany	Multi-Stage Multi-Plane Combustion System for a Gas Turbine Engine (U.S. 6,453,658)	Europe	01301676.1
1337761 in GB, FR and IT; 60125583.6 in Germany	Compliant Foil Thrust Bearing (U.S. 6,702,463)	Europe	01996693.6
2,242,947	Double Diaphragm Compound Shaft (U.S. 5,964,663)	Canada	2,242,947
2,254,034	Compliant Foil Fluid Film Radial Bearing	Canada	2,254,034

Issue No.	Description	Country	App. Ser. No.
	(U.S. 5,915,841)
0963035 Germany 69936424.8	Turbogenerator/Motor Control System (U.S. 6,023,135)	Europe	99303642.5
2,238,356	Compliant Foil Fluid Film Thrust Bearing with Tilting Pad Underspring (U.S. 5,918,985)	Canada	2,238,356

IV.                      CAPSTONE PENDING FOREIGN PATENT APPLICATIONS

Description	Country	App. Ser. No.	Filing Date
Command and Control System and Method For Multiple Turbogenerators (U.S. 6,169,334)	Canada	2,279,047	7/29/99
Helical Flow Compressor/Turbine Permanent Magnet Motor/Generator (U.S. 6,468,051)	Japan	2000-117024	4/19/99
Turbogenerator/Motor Controller (B1) (U.S. 5,903,116)	Canada	2,246,769	9/8/98
Compliant Foil Fluid Film Thrust Bearing With a Tilting Pad Underspring (U.S. 5,918,985)	Japan	10-250675	9/4/98
Compliant Foil Fluid Film Radial Bearing (U.S. 5,915,841)	Japan	10-347079	12/7/98
Multi-Stage Multi-Plane Combustion System For a Gas Turbine Engine (U.S. 6,453,658)	Japan	2001-45027	2/21/01
Multiple Power Generator Connection Method and System (U.S. 6,522,030)	Europe	01923202.4	4/6/01
Power Controller (B3) (Div. of #131) (U.S. 6,487,096)	Europe	05025283.2	11/18/05
Compliant Foil Fluid Film Radial Bearing Or Seal	PCT	PCT/US08/57716	3/20/2008

TRADEMARK APPLICATIONS AND REGISTRATIONS BY COUNTRY

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
CAPSTONE	Australia	—	755,739	Registered	February 23, 2018

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
	Australia	—	755,737	Registered	February 23, 2018
CAPSTONE	Brazil	824/638,859	824/638,859	Registered	November 20, 2017
CAPSTONE	Bulgaria	41,473	37,397	Registered	July 28, 2008(1)
CAPSTONE	Bulgaria	42,775	34,967	Registered	July 28, 2008
	Bulgaria	42,776	34,968	Registered	July 28, 2008
CAPSTONE	Canada	870,563	TMA 563,894	Registered	June 21, 2017
	Canada	870,564	TMA 504,764	Registered	November 30, 2013
CAPSTONE	China (PRC)	9,800,017,341	1,291,874	Registered	July 06, 2009
CAPSTONE	China (PRC)	9,800,017,342	1,284,494	Registered	June 13, 2009
CAPSTONE	China (PRC)	9,800,017,343	1,299,981	Registered	July 27, 2009
CAPSTONE	China (PRC)	9,800,017,344	1,301,274	Registered	August 06, 2009
	China (PRC)	9,800,017,340	1,284,495	Registered	June 13, 2009
CAPSTONE	CTM	637,082	637,082	Registered	September 23, 2017
CAPSTONE	CTM	745,109	745,109	Registered	February 13, 2018

(1)        Bulgaria — Renewals have been issued for these registrations.

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
	CTM	524,306	524,306	Registered	April 29, 2017
CAPSTONE	Czech Republic	128,183	212,315	Registered	December 05, 2017
CAPSTONE	Czech Republic	128,352	218,818	Registered	December 11, 2017
CAPSTONE	Czech Republic	128,353	218,819	Registered	December 11, 2017
CAPSTONE	Czech Republic	130,446	228,042	Registered	February 25, 2018
	Czech Republic	130,447	228,043	Registered	February 25, 2018
CAPSTONE	Estonia	9,800,433	29,393	Registered	September 03, 2009
CAPSTONE	Estonia	EE9,702,761	28,852	Registered	May 26, 2009
CAPSTONE	Estonia	EE9,702,762	28,853	Registered	May 26, 2009
	Estonia	9,800,434	29,394	Registered	September 03, 2009
CAPSTONE	Hungary	M9,704,089	157,005	Registered	November 06, 2017
CAPSTONE	Hungary	M9,800,530	155,108	Registered	February 16, 2018
	Hungary	M9,800,529	155,107	Registered	February 16, 2018
CAPSTONE	India	769,311	769,311	Registered	September 23, 2017
	India	769,314	769,314	Registered	September 23, 2017
CAPSTONE	Indonesia	D00.2002.142 59.14414	543,704	Registered	July 04, 2012
CAPSTONE	Israel	115,027	115,027	Registered	September 23, 2018
CAPSTONE	Israel	115,028	115,028	Registered	September 23, 2018

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
CAPSTONE	Israel	115,029	115,029	Registered	September 23, 2018
CAPSTONE	Israel	117,832	117,832	Registered	February 15, 2019
	Israel	112,062	112,062	Registered	April 30, 2018
	Israel	112,063	112,063	Registered	April 30, 2018
CAPSTONE	Japan	05-077077	3,179,900	Registered	July 31, 2016
CAPSTONE	Japan	10-017382	4,414,046	Registered	September 01, 2010
CAPSTONE	Japan	9-174425	4,413,826	Registered	September 01, 2010
CAPSTONE (in Katakana)	Japan	62-4732	2,221,178	Registered	April 23, 2010
	Japan	9-112736	4,378,971	Registered	April 21, 2010
CAPSTONE	Malaysia	98/02655	9,802,655	Registered	September 16, 2017
CAPSTONE	Malaysia	98/02658	9,802,658	Registered	March 04, 2018
CAPSTONE	Malaysia	98/02659	9,802,659	Registered	September 04, 2017
CAPSTONE	Malaysia	98/02660	9,802,660	Registered	March 04, 2018
	Malaysia	98/02656	9,802,656	Registered	March 04, 2018

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
	Malaysia	98/02657	9,802,657	Registered	March 04, 2018
CAPSTONE	Mexico	324,506	576,585	Registered	March 04, 2008(2)
CAPSTONE	Mexico	324,507	579,612	Registered	March 04, 2008
CAPSTONE	Mexico	324,508	577,332	Registered	March 04, 2008
CAPSTONE	Mexico	324,509	582,024	Registered	March 04, 2008
	Mexico	324,510	578,232	Registered	March 04, 2008
	Mexico	324,512	582,025	Registered	March 04, 2008
CAPSTONE	New Zealand	289,011	289,011	Registered	February 26, 2015
CAPSTONE	New Zealand	289,012	289,012	Registered	February 26, 2015
CAPSTONE	New Zealand	289,013	289,013	Registered	September 04, 2014
CAPSTONE	New Zealand	289,014	289,014	Registered	September 16, 2014
CAPSTONE	New Zealand	311,548	311,548	Registered	June 24, 2016
	New Zealand	289,015	289,015	Registered	February 26, 2015
	New Zealand	289,016	289,016	Registered	February 26, 2015
CAPSTONE	Nigeria	84672/04	RTM 66760	Registered	February 04, 2011
CAPSTONE	Nigeria	84673/04	RTM 66750	Registered	February 04, 2011

(2)	Mexico — Renewal petitions and change of legal address have been filed with the Mexican Intellectual Property Office.

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
	Nigeria	84670/04	RTM 66752	Registered	February 04, 2011
	Nigeria	84671/04	RTM 66761	Registered	February 04, 2011
CAPSTONE	Poland	Z-180,350	125,456	Registered	November 20, 2017
CAPSTONE	Poland	Z-184,099	128,663	Registered	March 02, 2018
	Poland	Z-183,816	130,098	Registered	February 24, 2018
CAPSTONE	Republic of Korea	97/52389	430,990	Registered	November 25, 2008(3)
CAPSTONE	Republic of Korea	97/52390	438,925	Registered	January 22, 2009
CAPSTONE	Republic of Korea	98/1917	54,995	Registered	May 17, 2009
CAPSTONE	Republic of Korea	98/9567	59,573	Registered	February 15, 2010
	Republic of Korea	97/45930	427,401	Registered	October 28, 2008
	Republic of Korea	97/45931	430,962	Registered	November 25, 2008
CAPSTONE	Romania	47,388	34,319	Registered	December 09, 2017
CAPSTONE	Romania	50,051	35,291	Registered	March 16, 2018

(3)

Republic of Korea — Renewal applications have been filed for the two pertinent registrations in the Republic of Korea. Delay has been caused due to Korea’s change of classification of goods into a separate international class number. Waller Lansden Dortch & Davis is awaiting renewal certificates and next renewal deadlines from local counsel.

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
	Romania	50,052	35,292	Registered	March 16, 2018
CAPSTONE	Russian Federation	97,718,654	174,403	Registered	December 05, 2017
CAPSTONE	Russian Federation	97,718,655	173,434	Registered	December 05, 2017
CAPSTONE	Russian Federation	97,718,656	173,435	Registered	December 05, 2017
CAPSTONE	Russian Federation	98,702,564	176,654	Registered	February 18, 2018
	Russian Federation	98,702,573	176,655	Registered	February 18, 2018
CAPSTONE	Slovak Republic	0499-98	191,841	Registered	February 27, 2018
CAPSTONE	Slovak Republic	3643-97	189,134	Registered	December 11, 2017
CAPSTONE	Slovak Republic	3655-97	188,650	Registered	December 11, 2017
CAPSTONE	Slovak Republic	3656-97	188,651	Registered	December 11, 2017
	Slovak Republic	0500-98	191,068	Registered	February 27, 2018
CAPSTONE	Slovenia	Z-9771850	9,771,850	Registered	December 11, 2017
CAPSTONE	Slovenia	Z-9870250	9,870,250	Registered	February 26, 2018
	Slovenia	Z-9870249	9,870,249	Registered	February 26, 2018
CAPSTONE	South Africa	98/02522	98/02522	Registered	February 20, 2018
CAPSTONE	South Africa	98/02523	98/02523	Registered	February 20, 2018
CAPSTONE	South Africa	98/02524	98/02524	Registered	February 20, 2018
CAPSTONE	South Africa	98/02525	98/02525	Registered	February 20, 2018

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
	South Africa	2004/03561	2004/03561	Registered	March 08, 2014
	South Africa	98/02526	98/02526	Registered	February 20, 2018
	South Africa	98/02527	98/02527	Registered	February 20, 2018
CAPSTONE	Switzerland	04728/2002	502,265	Registered	May 27, 2012
CAPSTONE	Ukraine	98/020713	20,994	Registered	February 23, 2018
	Ukraine	98/020714	20,655	Registered	February 23, 2018
CAPSTONE	USA	74/732,798	2,058,307	Registered	April 29, 2017
CAPSTONE	USA	75/306,958	2,248,687	Registered	June 01, 2009
CAPSTONE	USA	75/351,980	2,201,317	Registered	November 03, 2018
CAPSTONE	USA	75/357,665	2,487,869	Registered	September 11, 2011
	USA	78/166,520	2,993,044	Registered	September 06, 2015
	USA	78/975,666	2,940,243	Registered	April 12, 2015
CAPSTONE MICROTURBINE	USA	78/166,522	2,956,871	Registered	May 31, 2015
	USA	78/970,583	—	Pending	—
	USA	75/191,384	2,144,240	Registered	March 17, 2018

Trademark	Jurisdiction	Application Number	Reg. Number	Status	Renewal Deadline
SAFE RETURN SYSTEM	USA	78/947,172	—	Pending	—
SRS	USA	78/947,412	—	Pending	—

INTELLECTUAL PROPERTY RIGHTS LICENSED FROM THIRD PARTIES

1.               Licensing Agreement, dated as of April 14, 2008, between the Company and United Technologies Corporation, Pratt & Whitney, which grants the Company a non-exclusive, non-transferable license, without the right to sub-license, to use the patents and/or technical information related to material and material properties listed on Exhibit A attached thereto and the related Technical Support (as defined therein) for the design of the C200, as agreed upon in that certain Development and License Agreement, dated as of September 7, 2007, between the parties thereto. All fees for such license have been paid in full in advance.

2.               Amended and Restated License Agreement, dated as of August 2, 2000 (“Solar License Agreement”), between the Company and Solar Turbines Incorporated (“Solar”), which grants the Company a non-exclusive, non-transferable license, without the right to sub-license to use the Solar Intellectual Property (as defined therein) as set forth therein. The Company pays to Solar a royalty for each Licensed Product (as defined in the Solar License Agreement) manufactured by the Company in accordance with the Solar License Agreement pursuant to the following schedule:

-	0-100kW:	$100.00
-	101kW-200kW:	$200.00
-	201kW-300kW:	$300.00
-	301kW-400kW:	$400.00
-	401kW-500kW:	$500.00

i                                             Bulgaria — Renewals have been issued for these registrations.

ii                                          Mexico — Renewal petitions and change of legal address have been filed with the Mexican Intellectual Property Office.

iii                                       Republic of Korea — Renewal applications have been filed for the two pertinent registrations in the Republic of Korea. Delay has been caused due to Korea’s change of classification of goods into a separate international class number. Waller Lansden Dortch & Davis is awaiting renewal certificates and next renewal deadlines from local counsel.

(j)

Taxes. Company and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them except for those taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained under GAAP. Company and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Company or any Affiliate, as the case may be, are required to be filed, and Company and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due except for those taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

(k)                                  Titles and Liens. Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(1)                                  No Defaults. Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

(m)                               Submissions to Wells Fargo. All financial and other information provided to Wells Fargo by or on behalf of Company in connection with Company’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact that would cause such information to be misleading, and (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

(n)                                 Financing Statements. Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents. When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(o)                                 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(p)                                 Employee Benefit Plans.

(i)                                      Maintenance and Contributions to Plans. Except as disclosed below, neither Company nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)                                  Knowledge of Plan Noncompliance with Applicable Law. Except as disclosed below, neither Company nor any ERISA Affiliate has (A) knowledge that Company or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have a material adverse effect on such Plan’s tax-qualified status.

(iii)                               Funding Deficiencies and Other Liabilities. Neither Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans

None.

(q)                                 Environmental Matters.

(i)                                     Hazardous Substances on Premises. Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Company or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a liability which would have a Material Adverse Effect.

(ii)                                  Disposal of Hazardous Substances. Except as disclosed below, Company has not disposed of Hazardous Substances in such a manner as to create any liability under any Environmental Law which would have a Material Adverse Effect.

(iii)          Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(iv)          Compliance with Environmental Law; Permits and Authorizations. Except as disclosed below, Company (A) conducts its business at all times in compliance with applicable Environmental Law where the failure to be so in compliance could reasonably be expected to have a Material Adverse Effect, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v)           Status of Premises. Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi)          Environmental Audits, Reports, Permits and Licenses. Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company’s businesses.

Environmental Matters

Environmental Reports

Review of Site Conditions, dated February 11, 2005 for 16640 Stagg Street, Van Nuys, California, by TRC

Environmental Site Assessment Report, dated February 27, 2006 for 16640 Stagg Street, Van Nuys, California, by TRC

Indoor Air Quality Investigation, dated April 17, 2006 for 16640 Stagg Street, Van Nuys, California, by Environmics Southwest, LLC

Personal Breathing Zone Sampling, dated July 25, 2006 for 16640 Stagg Street, Van Nuys, California, by Environmics Southwest, LLC

Exhibit E to Credit and Security Agreement (Ex-Im Subfacility)

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association
Date:	[ , 200 ]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement (Ex-Im Subfacility) dated February 9, 2009 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Capstone Turbine Corporation (the “Company”) dated [                       , 200   ] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A.            Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B.            Name of Company; Merger and Consolidation. I certify that:

(Check one)

☐            Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐            Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.            Events of Default. I certify that:

(Check one)

☐            I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐            I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.            Litigation Matters. I certify that:

(Check one)

☐            I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐            I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.             Financial Covenants. I further certify that:

(Check and complete each of the following)

1.             Minimum Book Net Worth. Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Company’s Book Net Worth was $[                       ], which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >” are negative) on the Reporting Date:

Test Date	Minimum Book Net Worth
December 31, 2008	$61,000,000
January 31, 2009	$57,000,000
February 28, 2009	$52,700,000
March 31, 2009	$51,000,000
April 30, 2009	$48,150,000
May 31, 2009	$45,300,000
June 30, 2009	$46,500,000
July 31, 2009	$43,900,000
August 31, 2009	$41,300,000
September 30, 2009	$44,450,000
October 31, 2009	$42,100,000
November 30, 2009	$39,850,000
December 31, 2009	$44,600,000
January 31, 2010	$42,250,000
February 28, 2010	$40,000,000
March 31, 2010	$45,150,000

2.             Minimum Net Income. Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company’s Net Income was [$                 ], which ☐ satisfies ☐ does not satisfy the requirement that Net Income be not less than the amount set forth in the table below (numbers appearing between “< >” are negative) on the Reporting Date:

Test Date	Minimum Net Income
December 31, 2008	$	<10,800,000	>

Test Date	Minimum Net Income
March 31, 2009	$	<11,000,000	>
June 30, 2009	$	<5,750,000	>
September 30, 2009	$	<3,200,000	>
December 31, 2009	$	<1,000,000	>
March 31, 2010	$	<500,000	>

3.             Minimum Cash to Unreimbursed Line of Credit Advances Coverage Ratio. Pursuant to Section 5.2(c) of the Credit Agreement, as of the Reporting Date, at all times, Company has ☐ has not ☐ been in compliance with the requirement that the percentage of the unreimbursed “Advances” plus the “L/C Amount” under the Domestic Facility Agreement plus outstanding Advances under the Revolving Notes to the amount of cash plus Cash Equivalents of Company in which Wells Fargo has a perfected first priority security interest be not greater than 80%.

4.             Capital Expenditures. Pursuant to Section 5.2(d) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Companies have expended or contracted to expend during the fiscal year ended                    , 200      , for Capital Expenditures, $                     in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $7,500,000 in the aggregate during the fiscal year ended March 31, 2009, $10,000,000 in the aggregate during the fiscal year ended March 31, 2010, and zero for each subsequent fiscal year.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

Capstone Turbine Corporation

By:
Its: Chief Financial Officer

Exhibit F to Credit and Security Agreement (Ex-Im Subfacility)

PERMITTED LIENS

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.

GE Business Credit Corporation	Various equipment	Delaware	Original Filing Date: 8/13/01 Continuation Filing Date: 2/15/06	10826789
GE Business Credit Corporation	Various equipment	Delaware	Original Filing Date: 8/13/01 Continuation Filing Date: 2/15/06	10826805
GE Business Credit Corporation	Various equipment	Delaware	Original Filing Date: 8/13/01 Continuation Filing Date: 2/15/06	10826953
GE Business Credit Corporation	Various equipment	Delaware	Original Filing Date: 8/13/01 Continuation Filing Date: 2/15/06	10826979
GE Business Credit Corporation	Various equipment	Delaware	Original Filing Date: 8/13/01 Continuation Filing Date: 2/15/06	10827001
GE Business Credit Corporation	Various equipment	Delaware	Original Filing Date: 8/13/01 Continuation Filing Date: 2/15/06	10827035
Crown Credit Company	Daewoo Lift Truck, G25P-186, SN: DZ-00140	Delaware	7/28/03	31940421

F-1

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.

General Electric Capital Corporation	Various equipment	Delaware	1/11/06	60109413

INDEBTEDNESS

None.

GUARANTIES

None.

F-2

Exhibit G to Credit and Security Agreement (Ex-Im Subfacility)

Borrowing Base Certificate for Ex-Im Guaranteed Line

(See attached form)

BORROWING BASE CERTIFICATE (“BBC”) FOR EXPORT LINE

Exhibit B to Ex-Im Working Capital Guarantee Credit Agreement

To: John Curry, VP, Wells Fargo Business Credit

Tel:  626-685-9918   Fax: 626-844-9063   curry.john@wellsfargo.com

To: Edmund Catolico, VP, Wells Fargo HSBC Trade Bank

Tel:  415-396-6166   Fax: 415-975-6558   edmund.catolico@wellsfargo.com

As of Date (“Reporting Date”):

Borrower: Capstone Turbine Corporation

In accordance with the Ex-Im Working Capital Guarantee Credit Agreement dated as of December XX, 2008 (the “Credit Agreement”) and subsequent Amendment, set forth below is the calculation of the Borrowing Base and Availability as of the date shown above (the “Reporting Date”).  All terms used in this certificate have the meanings given to them in the Credit Agreement.  Unless otherwise indicated, all amounts are as of the Reporting Date.

Per Section 2.04 of the Ex-Im Borrower Agreement, the Borrowing Base Certificate must be supported by Export Orders from Borrower’s Buyers.  This can be submitted monthly in summary form per tab 2 below or by submitting written export orders.

At the end of each calendar quarter, Borrower is to submit with this Borrowing Base Certificate copies of invoices and corresponding export orders that represent at least 10% of the total number of invoices and export orders and at least 10% of the dollar amount of total export-related A/R.  These copies should be faxed or e-mailed in PDF format to Edmund Catolico at 415.975.6558 or edmund.catolico@wellsfargo.com.

Amount
A. Eligible Export-Related Accounts Receivable

A. Beginning Gross Export A/R from prior month

a. Add Export Sales: enter positive figure

b. Less Export Payments received: enter positive figure

c. Less Credit memos or other adjustments: enter positive figure

Total of Control Balance = A + a - b - c

G/L Balance

A/R Aging Balance

1. Export A/R Beginning Balance (Use lower of Control, G/L or A/R Aging balance).

2. Ineligible Export-Related Accounts Receivable

aa. That is due and payable more than ninety (90) days from the earlier of the invoice or shipment date (i.e. selling terms)

ab. For Accounts owed by Banking Production Center (“BPC”) with selling terms of 90 day or less, that is not paid within one hundred twenty (120) calendar days from invoice date;

ac. Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceeds fifteen percent (15%) of the aggregate amount of all Eligible Export-Related and Domestic Accounts;

ad. Accounts owned by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount due under Accounts from such debtor is ineligible under clauses (aa), (ab) or (ac) above (cross aging);

b. That portion of Accounts that is subject to any offset, deduction, defense, dispute, or counterclaim or the Buyer is also a creditor or supplier of the Borrower or the Account Receivable is contingent in any respect or for any reason;

c. That portion of Accounts that have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable otherwise do not represent a final sale;

d. That portion of Accounts for which an invoice has not been sent to the applicable account debtor

e. That portion of Accounts that is disputed or subject to a claim of offset or a contra account or credit memos for amounts previously billed and collected;

f. Any Account that is due and payable from a Buyer who (A) applies for, suffers, or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or calls a meeting of its creditors, (B) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (C) makes a general assignment for the benefit of creditors, (D) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (E) is adjudicated as bankrupt or insolvent, (F) files a petition seeking to take advantage of any other law providing for the relief of debtors, (G) acquiesces to, or fails to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (H) takes any action for the purpose of effecting any of the foregoing;

g. Any Account owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower

h. Any Account not subject to a valid, perfected first priority security interest in the Lender’s favor

i. That portion of Accounts that has been restructured, extended, amended or modified

j. That portion of Accounts that constitutes adverstising, finance charges, service charges or sales or excise taxes

k. Accounts that are due and payable from a Buyer located in a country with which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule which can be viewed on the website at exim.gov under “Apply”. Those countries with an “X” for financing under one year are ineligible.

l. Accounts that do not comply with the requirements of the Country Limitation Schedule (“CLS”). Some countries which are open for short-term Ex-Im support have restrictions outlined in the footnotes which may make these receivables ineligible.

m. Accounts that arise from the sale of Items containing less than fifty percent (50%) US Content;

n. Accounts that the Lender or Ex-Im Bank deems uncollectible or unacceptable for any reason

o. Accounts denominated in any currency other than United States dollars, unless otherwise approved in writing by Ex-Im Bank

p. Accounts with respect to which the Borrower has not instructed the Account debtor to pay the Account to the Borrower’s Account

q. Accounts owed by debtors located in countries not acceptable to the Lender or Ex-Im Bank in their sole discretion

r. Accounts which are not otherwise “Eligible Export-Related Accounts Receivable”, as such term is defined in the Borrower Agreement

s. Any Account that does not arise from the sale of Items in the ordinary course of the Borrower’s business

t. Any Account as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account Receivable has been breached;

u. Any Account that is not owned by the Borrower or is subject to any right, claim or interest of another Person other than the Liens in favor of the Lender;

v. Any Account that arises from the sale of defense articles or defense services;

w. Any Account that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped or if a service milestone, the service has been performed in accordance with the terms of the letter of credit;

x. Any Account that is due and payable from a military Buyer, except as may be approved in writing by Ex-Im Bank

y. Any Account that does not comply with the terms of sale set forth in Section 7 of the Loan Authorization Agreement

z. Any Account that arises from a bill and hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper

za. Any Account for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto

zb. Any Account for which any of the Items giving rise to such Account Receivable have been returned, rejected or repossessed;

zc. Any Account arising from retainage, i.e. where the retention payment is subject to further performance.

zd. Accounts otherwise deemed unacceptable to the Lender and Ex-Im Bank in their sole discretion (under 20k invoices and down payments)

ze. Total ineligibles (sum of 2.a through 2.ze)

3. Total Eligible Export-Related Accounts Receivable (line 1 less line 2.ze)

Amount
B. Eligible Total Inventory

4. Total raw materials at the lower of cost or market value as determined in accordance with GAAP.

4.a Total Work-In-Process inventory at the lower of cost or market value as determined in accordance with GAAP.

4.b. Total Finished Goods inventory at the lower of cost or market value as determined in accordance with GAAP.

4.c. Total eligible inventory, or total raw materials

5. Ineligible Inventory

(i) that is not subject to a valid, perfected first priority Lien in favor of the Lender or is subject to a security interest in favor of any Person other than the Lender;

(ii) that is located at an address that has not been approved by the Lender in writing;

(iii) that is placed by the Borrower on consignment or held by the Borrower on consignment from another Person;

(iv) that is in-transit, covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; in the possession of a processor or bailee, or located on premises leased or subleased to the Borrower, or on premises subject to a mortgage in favor of a Person other than the Lender, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which the Lender shall require to evidence the subordination or other limitation or extinguishment of such Person’s rights with respect to such Inventory and the Lender’s fight to gain access thereto;

(v) that is produced in violation of the Fair Labor Standards Act or subject to the “hot goods” provisions contained in 29 U.S.C. § 215 or any successor statute or section;

(vi) as to which any covenant, representation or warranty with respect to such Inventory contained in the Loan Documents has been breached;

(vii) that is not located in the United States;

(viii) that is sample or demonstration Inventory; that is packaging, labels, or office supplies

(ix) that consists of proprietary software (i.e. software designed solely for the Borrower’s internal use and not intended for resale);

(x) that is damaged, slow moving, obsolete, returned, defective, recalled or unfit for further processing or not currently saleable in the normal course of the Borrower’s operations;

(xi) that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(xii) Inventory otherwise deemed ineligible by the Lender in its discretion.

(xiii) Total inventory ineligibles

5.a Total Eligible Inventory (line 5 minus line 5.xiii)

5.b Export Sales Percentage calculated on a rolling twelve month basis, updated quarterly and calculated on the tab below. Note: export sales do not include sales to “foreign” companies located in the U.S.

5.c Export Sales Percentage times Total Eligible Inventory derives Export-Related Inventory before deducting specific ineligibles relating to export inventory. (5.a times 5.b)

5.d. Ineligible Export-Related Inventory

(i). that has been previously exported from the United States

(ii). that is not supported by an Export Order

(iii). that is to be incorporated into Items destined for shipment to a country as to which Ex-Im Bank is prohibited from doing business as designated in the Country Limitation Schedule or that the Borrower has knowledge will be re-exported by a foreign Buyer to a country in which Ex-Im Bank is prohibited from doing business

(iv) that is to be incorporated into Items destined for shipment to a Buyer located in a country in which Ex-Im Bank coverage is not available for commercial reasons as designated in the Country Limitation Schedule, unless and only to the extent that such Items are to be sold to such country on terms of a letter of credit confirmed by a bank acceptable to Ex-Im Bank

(v) that is to be incorporated into Items whose sale would result in an Account which would not be an Eligible Export-Related Account

(vi) that contains less than fifty percent (50%) of U.S. Content

(vii) that constitues nuclear articles or defense articles/services or is destined to be sold to a military buyer

(viii) Total ineligibles (sum of 5.d.i through 5.d.vii)

6. Total Eligible Export-Related Inventory (line 5.c less line 5.d.vii)

Amount
D. Borrowing Base (“BB”)

7. Export Collateral Base: The sum of:

(a) 85% of Eligible Export Accounts Receivable from line 3.

(b) 50% of Eligible Export-Related Inventory from line 6

(c) The lesser of 7.b or $2,000,000 is the inventory figure in the BB

8. Total Export Collateral Base (lines 7.a plus 7.c)

Amount
E. Availability

9. Final Export Collateral Base

10. Outstanding Principal Balance

11. Availability: line 9 less line 10

12. Maximum Line Amount

13. Maximum Line Amount less sum of Advances

14. The lesser of lines 11 and 13 is Export Availability. A negative figure indicates that additional collateral be supplied or outstanding Advances be reduced.

The Borrower represents and warrants that this Borrowing Base Certificate and related schedules are a true and correct statement regarding the status of the matters set forth herein. The Borrower further represents and warrants that no Default or Event of Default has occurred and is continuing. The Borrower acknowledges that any Ex-Im Advances made to the Borrower under the Credit Agreement will be based upon the Lender’s reliance on the information contained herein.

Capstone Turbine Corporation

Signed by:	Date Signed & Submitted:

Title of Signer:

Note: Ex-Im Bank prohibits or restricts its support of short-term transactions for various countries shown in its Country Limitation Schedule (“CLS”). The most current CLS can be viewed on Ex-Im Bank’s website at www.exim.gov under Apply.